UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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☐	Preliminary Proxy Statement
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☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12
PLY GEM HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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April 3, 2014
Dear Stockholders:
You are invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of Ply Gem Holdings, Inc. at the Embassy Suites Hotel located at 201 Harrison Oaks Boulevard, Cary, North Carolina 27513 on Wednesday, May 14, 2014, at 10:00 a.m. Eastern Time. The accompanying formal notice of the Annual Meeting and proxy statement set forth the details regarding admission to the Annual Meeting and the business to be conducted.
At the Annual Meeting, we will ask you to elect the three director nominees listed in the proxy statement, consider a non-binding advisory vote to approve the compensation of our named executive officers, consider a non-binding advisory vote to recommend the frequency of the advisory vote on the compensation of our named executive officers and ratify the appointment of our independent registered public accounting firm for 2014. We will also discuss any other business matters properly brought before the meeting. The attached proxy statement explains our voting procedures, describes the business we will conduct and provides information about Ply Gem Holdings, Inc. that you should consider when you vote your shares.
The formal notice of the Annual Meeting, the proxy statement and the proxy card follow. It is important that your shares be represented and voted, regardless of the size of your holdings. Accordingly, whether or not you plan to attend the Annual Meeting, I encourage you to complete, sign, date and return the enclosed proxy card promptly so that your shares will be represented at the Annual Meeting or to access the proxy materials and vote via the Internet in accordance with the “notice and access” letter you will receive. The proxy is revocable at any time before it is voted and will not affect your right to vote in person if you attend the Annual Meeting.
I hope to see you at the meeting. Thank you for your ongoing support of Ply Gem Holdings, Inc.
Very truly yours,

Gary E. Robinette
President, Chief Executive Officer and Vice Chairman of the Board of Directors

PROXY VOTING METHODS
If, at the close of business on March 24, 2014, you were a stockholder of record or held shares through a broker or bank, you may vote your shares by proxy on the Internet or by mail, or you may also vote in person at the Annual Meeting. For shares held through a broker or nominee, you may vote by submitting voting instructions to your broker or nominee. To reduce our administrative and postage costs, we ask that you vote on the Internet, which is available 24 hours a day. You may revoke your proxies or change your vote at the times and as described in the Section “General Information” in this proxy statement.
If you are a stockholder of record or hold shares through a broker or bank and are voting by proxy, your vote must be received by 11:59 p.m. (Eastern Time) on May 13, 2014 to be counted.
To vote by proxy:
BY INTERNET

•	Go to the website www.proxyvote.com and follow the instructions, 24 hours a day, seven days a week.

•	You will need the 12-digit number included on your Notice of Internet Availability of Proxy Materials or on your proxy card.
BY MAIL

•	If you have not already received a proxy card, you may request a proxy card from us by following the instructions on your Notice of Internet Availability of Proxy Materials.

•	When you receive the proxy card, mark your selections on the proxy card.

•	Date and sign your name exactly as it appears on your proxy card.

•	Mail the proxy card in the postage-paid envelope that will be provided to you.

YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING.

ii

5020 Weston Parkway, Suite 400
Cary, North Carolina 27513
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
WEDNESDAY, MAY 14, 2014, 10:00 A.M. (EASTERN TIME)
The Annual Meeting of Stockholders (the “Annual Meeting”) of Ply Gem Holdings, Inc. will be held at the Embassy Suites Hotel located at 201 Harrison Oaks Boulevard, Cary, North Carolina 27513 on Wednesday, May 14, 2014, at 10:00 a.m. Eastern Time or at any subsequent time that may be necessary by any adjournment or postponement of the Annual Meeting. The purposes of the meeting are to:

(1)
elect three nominees to serve as Class I directors of the Company, as nominated by the Board of Directors, for three-year terms, with each director to hold office until the 2017 annual meeting or until such director’s successor is duly elected and qualified or until his earlier death, resignation, disqualification or removal;

(2)	approve, by non-binding advisory vote, the compensation of our named executive officers;

(3)	recommend, by non-binding advisory vote, the frequency of the advisory vote regarding the compensation of our named executive officers;

(4)	ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014; and

(5)	transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.
The Board of Directors has fixed the close of business on March 24, 2014 as the record date for determining the stockholders of the Company entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. Representation of at least a majority of the voting power represented by all outstanding shares is required to constitute a quorum at the Annual Meeting. Accordingly, it is important that your shares be represented at the Annual Meeting.
We will be using the Securities and Exchange Commission’s Notice and Access model (“Notice and Access”), which allows us to deliver proxy materials via the Internet, as the primary means of furnishing proxy materials. We believe Notice and Access provides stockholders with a convenient method to access the proxy materials and vote, while allowing us to conserve natural resources and reduce the costs of printing and distributing the proxy materials. On or about April 3, 2014, we will mail to stockholders holding shares in “street name” a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and our Annual Report for the fiscal year ended December 31, 2013 (“2013 Annual Report”) online and how to vote via the Internet. The Notice also contains instructions on how to receive a paper copy of the proxy materials and our 2013 Annual Report.
April 3, 2014:
By Order of the Board of Directors,

Shawn K. Poe
Vice President, Chief Financial Officer, Treasurer and Secretary
Cary, North Carolina

YOUR VOTE IS IMPORTANT
We urge you to vote using Internet voting, if available to you, or if you received these proxy materials by mail, by completing, signing, dating and returning the enclosed proxy card promptly. Please note that if your shares are held by a bank, broker or other recordholder and you wish to vote them at the meeting, you must obtain a legal proxy from that recordholder.

Important Notice Regarding the Availability of
Proxy Materials for the Annual Meeting of Stockholders
To Be Held on May 14, 2014.
The Notice of Annual Meeting, proxy statement and the 2013 Annual Report are available at www.plygem.com.

GENERAL INFORMATION
1.    When and where is the Annual Meeting?

Our Annual Meeting of Stockholders (the “Annual Meeting”) will be held at the Embassy Suites Hotel located at 201 Harrison Oaks Boulevard, Cary, North Carolina 27513 on Wednesday, May 14, 2014, at 10:00 a.m. Eastern Time, or at any subsequent time that may be necessary by any adjournment or postponement of the Annual Meeting.
2.    What is “Notice and Access” and why did Ply Gem elect to use it?

We are making the proxy solicitation materials available to stockholders who hold shares in “street name” electronically via the Internet under the Notice and Access rules and regulations of the Securities and Exchange Commission (the “SEC”). On or about April 3, 2014, we mailed to such stockholders a Notice of Internet Availability of Proxy Materials (“Notice”) in lieu of mailing a full set of proxy materials. Accordingly, our proxy materials are first being made available to our stockholders on or about April 3, 2014. The Notice includes information on how to access and review the proxy materials and how to vote via the Internet. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We believe this method of delivery will decrease costs, expedite distribution of proxy materials to you and reduce our environmental impact. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of our Annual Meeting. Stockholders who received the Notice but would like to receive a printed copy of the proxy materials in the mail should follow the instructions in the Notice for requesting such materials.
3.    Why am I receiving these proxy materials?

We are furnishing you these proxy materials in connection with the solicitation of proxies on behalf of our Board of Directors (the “Board”) for use at the Annual Meeting. This proxy statement includes information that we are required to provide under SEC rules and is designed to assist you in voting your shares.
Proxies in proper form received by us at or before the time of the Annual Meeting will be voted as specified. Stockholders may specify their choices by marking the appropriate boxes on your proxy card. If a proxy card is dated, signed and returned without specifying choices, the proxies will be voted in accordance with the recommendations of the Board set forth in this proxy statement, and, in their discretion, upon such other business as may properly come before the Annual Meeting. Business transacted at the Annual Meeting will be confined to the purposes stated in the Notice of Annual Meeting. Shares of our common stock, par value $0.01 per share (“Common Stock”), cannot be voted at the Annual Meeting unless the holder is present in person or represented by proxy.
4.    How can I get electronic access to the proxy materials?

The Notice will provide you with instructions regarding how to (1) view on the Internet our proxy materials for the Annual Meeting; and (2) instruct us to send proxy materials to you by email. The proxy materials are also available on our website at www.plygem.com under the “Investor relations” tab. Choosing to receive proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our annual meetings on the environment.
5.    What is included in the proxy materials?

The proxy materials include:

•	our Notice of Annual Meeting of Stockholders (“Notice”);

•	this proxy statement; and

•	our 2013 Annual Report.
If you receive a paper copy of these materials by mail, the proxy materials also include a proxy card.

6.    What does it mean if I receive more than one Notice or proxy card on or about the same time?

It generally means you hold shares registered in more than one account. To ensure that all your shares are voted, please sign and return each proxy card or, if you vote by Internet, vote once for each Notice or proxy card you receive.
7.    Who pays the cost of soliciting proxies for the Annual Meeting?

Proxies will be solicited on behalf of the Board by mail, telephone, email or other electronic means or in person, and we will pay the solicitation costs. We will supply our proxy materials, including our 2013 Annual Report, to brokers, dealers, banks and voting trustees, or their nominees for the purpose of soliciting proxies from beneficial owners, and we will reimburse such recordholders for their reasonable expenses.
8.    Who is entitled to vote at the Annual Meeting?

In accordance with our Amended and Restated By-laws (the “By-laws”), the Board has fixed the close of business on March 24, 2014 as the record date (the “Record Date”) for determining the stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. At the close of business on the Record Date, the outstanding number of our voting securities was 67,810,280 shares. Each stockholder is entitled to one vote for each share of Common Stock he or she held as of the Record Date. Shares cannot be voted at the Annual Meeting unless the holder is present in person or represented by proxy.
9.    Are the CI Partnerships entitled to nominate any directors for election to the Board?

Under the Company’s Second Amended and Restated Stockholders Agreement, dated as of May 22, 2013 (the “Stockholders Agreement”), Caxton-Iseman (Ply Gem), L.P. and Caxton-Iseman (Ply Gem) II, L.P., affiliates of CI Capital Partners LLC (collectively, the “CI Partnerships”), are entitled to nominate the number of directors to the Board (the “CI Director Nominees”) (rounded up to the nearest whole number) equal to the percentage of the Common Stock beneficially owned by the stockholders party to the Stockholders Agreement, including certain members of management (collectively with the CI Partnerships, the “Pre-IPO Stockholders”) (assuming the exercise of conversion of all outstanding options, whether vested or unvested). Because the Pre-IPO Stockholders beneficially own approximately 69.3% of the Common Stock, the CI Partnerships are currently entitled to nominate six of our eight directors for election to the Board.
10.    What matters will be voted on at the Annual Meeting?

The following matters will be voted on at the Annual Meeting:

•	Proposal 1: To elect three directors nominees named in this proxy statement to serve as Class I directors for three-year terms expiring in 2017;

•	Proposal 2: To approve, by non-binding advisory vote, the compensation of our named executive officers;

•	Proposal 3: To recommend, by non-binding vote, the frequency of the advisory vote regarding the compensation of our named executive officers;

•	Proposal 4: To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014; and

•	Such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

11.    What is the vote required for each proposal and what are my voting choices?

Proposal	Vote Required	Broker Discretionary Voting Allowed?
Proposal 1 – Election of three directors	Plurality of the votes cast	No
Proposal 2 – Advisory vote on executive compensation	Majority of the shares entitled to vote and present or represented by proxy	No
Proposal 3 – Advisory vote on frequency of advisory vote on execution compensation	Plurality of the votes cast	No
Proposal 4 – Ratification of auditors for fiscal year 2014	Majority of the shares entitled to vote and present or represented by proxy	Yes

With respect to Proposal 1, the election of directors, you may vote FOR, AGAINST or ABSTAIN. A “plurality of the votes cast” means that the three director nominees that receive the most number of votes cast “FOR” will be elected. If you ABSTAIN from voting on Proposal 1, the abstention will have an effect on the outcome of the vote (only because the outcome is determined by the number of affirmative votes for each director).
With respect to Proposals 2 and 4 (or on any other matter to be voted on at the Annual Meeting), you may vote FOR, AGAINST or ABSTAIN. If you ABSTAIN from voting on either Proposal 2 or 4, the abstention will have the same effect as an AGAINST vote.
With respect to Proposal 3, you may vote FOR Every Year, FOR Every Two Years, FOR Every Three Years or ABSTAIN. If you ABSTAIN from voting on Proposal 3, the abstention will have an effect on the outcome of the vote (only because the outcome is determined by the number of affirmative votes for each option).
12.    Could other matters be decided at the Annual Meeting?

At the date this proxy statement went to press, we did not know of any matters to be raised at the Annual Meeting other than those referred to in this proxy statement. If other matters are properly presented at the Annual Meeting for consideration and you are a stockholder of record and have submitted a proxy card, the persons named in your proxy card will have the discretion to vote on those matters for you.
13.    How does the Board recommend that I vote?

The Board recommends that you vote:

•	FOR the election of the three directors nominees and named in this proxy statement;

•	FOR the approval, on a non-binding advisory basis, of the compensation of our named executive officers;

•	FOR annual votes, on a non-binding advisory basis, of the compensation of our named executive officers; and

•	FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014.

14.    How do I vote my shares?

How to vote your shares depends on whether you hold your shares as a “stockholder of record” or as a “beneficial owner,” which terms we explain in Question 15 below. If you are a stockholder of record, you can vote in the following ways:

•
By Internet: by following the Internet voting instructions included in the proxy package sent you (or by going to www.proxyvote.com and following the instructions) at any time up until 11:59 p.m., Eastern Time, on May 13, 2014.

•
By Mail: if you have received a printed copy of the proxy materials from us by mail, you may vote by mail by marking, dating, and signing your proxy card in accordance with the instructions on it and returning it by mail in the pre-addressed reply envelope provided with the proxy materials. The proxy card must be received prior to 11:59 p.m., Eastern Time, on May 13, 2014.

•
In Person: First, you must satisfy the requirements for admission to the Annual Meeting (see below). Then, if you are a stockholder of record and prefer to vote your shares at the Annual Meeting, you must bring proof of identification along with your Notice, proxy card or proof of ownership.

Even if you plan to attend the Annual Meeting, we encourage you to vote in advance by Internet or mail so that your vote will be counted if you later decide not to attend the Annual Meeting.
If you are a beneficial owner, you should follow the instructions in the Notice or your broker should give you instructions for voting your shares. In these cases, you may vote by Internet or mail, as applicable. You may vote your shares beneficially held through your broker in person if you attend the Annual Meeting and you obtain a valid proxy from your broker giving you the legal right to vote the shares at the Annual Meeting.
15.    What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Stockholder of Record. You are a stockholder of record if at the close of business on the Record Date your shares were registered directly in your name with American Stock Transfer and Trust Company, our transfer agent.
Beneficial Owner. You are a beneficial owner if at the close of business on the Record Date your shares were held by a brokerage firm or other nominee and not in your name. Being a beneficial owner means that, like most of our stockholders, your shares are held in “street name.” As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares by following the voting instructions your broker or other nominee provides. If you do not provide your broker or nominee with instructions on how to vote your shares, your broker or nominee will be able to vote your shares as described below.
16.    What do I need to be admitted to the Annual Meeting?

You will need a form of personal identification (such as a driver’s license or passport) along with either your Notice, proxy card or proof of stock ownership to enter the Annual Meeting. If your shares are held beneficially in the name of a bank, broker or other holder of record and you wish to be admitted to the Annual Meeting, you must present proof of your ownership of Ply Gem Holdings, Inc. stock, such as a bank or brokerage account statement.
17.    Are there other things I should know if I intend to attend the Annual Meeting?

Please note that no cell phones, PDAs, computers, pagers, cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Annual Meeting.

18.    What will happen if I do not vote my shares?

Stockholders of Record. If you are the stockholder of record and you do not vote by proxy card, via the Internet or in person at the Annual Meeting, your shares will not be voted at the Annual Meeting.
Beneficial Owners. If you are the beneficial owner and you do not direct your broker or nominee how to vote your shares, your broker or nominee may vote your shares only on those proposals for which it has discretion to vote. Under the rules of the New York Stock Exchange (“NYSE”), your broker or nominee does not have discretion to vote your shares on non-routine matters such as Proposals 1, 2 and 3. We believe that Proposal 4 — ratification of our auditor — is a routine matter on which brokers and nominees can vote on behalf of their clients if clients do not furnish voting instructions.
19.    What is the effect of a broker non-vote?

Brokers or other nominees who hold shares for a beneficial owner have the discretion to vote on routine proposals when they have not received voting instructions from the beneficial owner at least ten days prior to the Annual Meeting. A broker non-vote occurs when a broker or other nominee does not receive voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares. Broker non-votes will be counted for purposes of calculating whether a quorum is present at the Annual Meeting, but will not be counted for purposes of determining the number of votes present in person or represented by proxy and entitled to vote with respect to certain proposals. Accordingly, a broker non-vote will not impact our ability to obtain a quorum or the outcome of voting on Proposals 1, 2 and 3. Because brokers are entitled on vote on Proposal 4, we do not anticipate any broker non-votes with regard to this proposal.
20.    May I revoke my proxy or change my vote?

Yes, you may revoke a proxy you have given at any time before it is voted at the Annual Meeting by (1) giving our Secretary a letter revoking the proxy, which the Secretary must receive prior to the Annual Meeting, or (2) attending the Annual Meeting and voting in person. Attendance at the Annual Meeting does not standing alone constitute your revocation of a proxy. You may change your vote at any time prior to the voting of your shares at the Annual Meeting by (a) casting a new vote over the Internet by the time and date set forth in Question 14 above; or (b) sending a new proxy card with a later date that is received prior to the Annual Meeting.
21.    Where do I send a stockholder proposal for consideration at the Company’s 2015 Annual Meeting of Stockholders?

If you wish to propose a matter for consideration at our 2015 Annual Meeting of Stockholders, the proposal should be mailed by certified mail return receipt requested, to our Secretary, at the Company’s principal executive office, 5020 Weston Parkway, Suite 400, Cary, North Carolina 27513. To be eligible under the SEC stockholder proposal rule (Rule 14a-8(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) for inclusion in our 2015 Annual Meeting Proxy Statement and form of proxy expected to be made available in March 2015, a proposal must be received by our Secretary at our principal executive office on or before November 28, 2014 at 5:00 p.m. Eastern Time. Failure to deliver a proposal in accordance with this procedure may result in it not being deemed timely received. For additional requirements, see “Stockholder Proposals for the 2015 Annual Meeting” below in this proxy statement.
22.    How can I find the results of the Annual Meeting?

We will announce preliminary results at the Annual Meeting. We will publish final results in a current report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If the official results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as they become available.

PROPOSAL 1: ELECTION OF DIRECTORS
The Board is elected by the stockholders to oversee their interest in the overall success of our business and financial strength. The Board serves as our ultimate decision-making body to the extent set forth in our amended and restated certificate of incorporation (the “Certificate of Incorporation”) and By-laws. It also selects and oversees members of our senior management, who, in turn, oversee our day-to-day business and affairs.
Composition of our Board

The Board currently consists of eight directors divided into three classes as described below. Commencing with the directors elected at Annual Meeting, each director will serve a three-year term with one class being elected at each year’s annual meeting of stockholders. Messrs. Ferris, Iseman and Roach currently serve as Class I directors (with a term expiring at the Annual Meeting). Messrs. Barber, Hall and Lefkowitz will serve initially as Class II directors (with a term expiring in 2015). Messrs. Haley and Robinette will serve initially as Class III directors (with a term expiring in 2016). Each of our directors holds office until a successor is elected or qualified or until his earlier death, resignation, disqualification or removal. Vacancies and newly created directorships on the Board may be filled by the remaining directors.
CI Director Nominees

Under the Stockholders Agreement, the CI Partnerships (or if such partnerships are dissolved, their general partner) are entitled to nominate such number of directors to the Board (rounded up to the nearest whole number) equal to the percentage of the Common Stock beneficially owned by the Pre-IPO Stockholders (assuming the exercise or conversion of all outstanding options (whether vested or unvested) and convertible or exchangeable securities held by the Pre-IPO Stockholders). Because the Pre-IPO Stockholders beneficially own approximately 69.3% of the Common Stock, the CI Partnerships are currently entitled to nominate six of our eight directors for election to the Board. Mr. Iseman, who is presently serving as a Class I director and is named in this proxy statement for re-election to the Board at the Annual Meeting, is a CI Director Nominee. The other directors on the Board initially nominated by the CI Partnerships are currently Messrs. Lefkowitz, Hall and Haley.
Nominees for the Board of Directors

Three directors to serve as Class I directors of the Company are to be elected at the Annual Meeting to hold office until the 2017 annual meeting or until their successors are duly elected and qualified, or until the director’s death, resignation, disqualification or removal. It is recommended that the three nominees named below be elected as Class I directors of the Company. One of the nominees, Frederick J. Iseman, is presently serving as a Class I director of the Company, and has served as a director since the Ply Gem acquisition. The other two current Class I directors have not been nominated for re-election but will continue to serve as directors of the Company until their successors are elected at the Annual Meeting. The second and third nominees below, Mary K. Rhinehart and Janice E. Stipp, were nominated for election by the members of the Board upon the recommendation of the Nominating and Governance Committee to replace our two currently serving Class I directors who have not been nominated for re-election. The proxy will be voted in accordance with the directions stated on the card, or, if no directions are stated, for election of each of the three Class I director nominees listed below. The director nominees for election named below are willing to be duly elected and to serve. If any such nominee is not a candidate for election at the Annual Meeting, an event that the Board does not anticipate, the proxies will be voted for a substitute nominee. We set forth information with respect to the business experience, qualifications and affiliations of our director nominees below:

Frederick J. Iseman

Since the Ply Gem acquisition, Frederick Iseman has served as our Chairman of the board of directors. Mr. Iseman is currently Chairman and CEO of CI Capital Partners, a private equity firm which was founded by Mr. Iseman in 1993. Prior to establishing CI Capital Partners, Mr. Iseman founded Hambro-Iseman Capital Partners, a merchant banking firm. From 1988 to 1990, Mr. Iseman was a member of the Hambro International Venture Fund. Mr. Iseman is a former Chairman of the Board of Anteon International Corporation and a former director of Buffets Holdings, Inc. Mr. Iseman graduated from Yale University with a BA in English Literature. Mr. Iseman is 61 years of age.

Mr. Iseman’s experience in the private equity field provides us with valuable insight regarding acquisitions, debt financings, equity financings and public market sentiment. In addition, Mr. Iseman’s experience with growing portfolio companies similar to the Company provides benchmarking and other industry tools pertinent to us. Mr. Iseman’s background and experiences qualify him to serve as Chairman of the Board.

Mary K. Rhinehart
Mary K. Rhinehart has been nominated to our board of directors. Ms. Rhinehart is President and Chief Executive Officer of Johns Manville, a manufacturer and marketer of building and specialty products and a Berkshire Hathaway company. She was named to this position in November 2012. She joined Johns Manville in 1979, and has held numerous leadership roles in most of Johns Manville’s businesses, including chief financial officer, corporate treasurer, corporate controller, vice president of human resources and vice president and general manager of a business unit. Ms. Rhinehart currently serves as a director of CoBiz Financial Inc., a financial services company, where she serves as chair of the audit committee. Ms. Rhinehart received a BS degree in Business cum laude from the University of Colorado at Boulder, and a MBA from the University of Denver. Ms. Rhinehart is 55 years of age.
Ms. Rhinehart has extensive experience as a financial expert, having served as the chief financial officer of Johns Manville for a number of years. The Company believes Ms. Rhinehart’s qualifications to serve as a director include her various positions in the building and specialty products industry, her education and experience in multiple business disciplines - including her strong financial background and global mergers and acquisitions experience and her extensive board experience.
Janice E. Stipp
Janice E. Stipp has been nominated to our board of directors. Ms. Stipp is Executive Vice President, Chief Financial Officer and Treasurer of Tecumseh Products, a global manufacturer of compressors and condensing units for the commercial refrigeration market. She was named to this position in October 2011. Prior to that, she was Chief Financial Officer at Revestone Industries, Acument Global Technologies, and GDX Automotive. From 1984 to 1999, she worked for General Motors in a variety of financial roles, including corporate controller. Ms. Stipp currently serves as a director of Arkansas Best Corp., a freight transportation services and solutions provider, where she serves as a member of the audit committee. She graduated from Michigan State University in 1981 with a BA in Accounting, and received a MBA from Wayne State University in 1987. She received her CPA certification in 1983. Ms. Stipp is 54 years of age.
Ms. Stipp has over 32 years of financial and accounting experience, having served as the Chief Financial Officer of both public and private firms. The Company believes Ms. Stipp’s qualifications to serve as a director include her strong background in financial controls, auditing, accounting, acquisitions and treasury, her years of senior-level executive management, and her extensive experience working with boards of directors at several companies.
Directors Continuing in Office

Class II Directors
The following is information with respect to the business experience, qualifications and affiliations of our Class II directors below (with a term expiring in 2015):
Jeffrey T. Barber
In January 2010, the board of directors approved the addition of Mr. Barber as a member of the board. Mr. Barber is a certified public accountant who worked for PricewaterhouseCoopers LLP from 1977 to 2008 and served as managing partner of PricewaterhouseCoopers’ Raleigh, North Carolina office for 14 years. Mr. Barber is currently a Managing Director with Fennebresque & Co., a Charlotte, North Carolina based investment banking firm. In addition, Mr. Barber currently serves on the board of Trustees of Blue Cross and Blue Shield of North Carolina and the board of directors of SciQuest, Inc., a procurement software company, where he serves as chair of the audit committee. Mr. Barber has a BS degree in accounting from the University of Kentucky. Mr. Barber is 61 years of age.
Mr. Barber’s audit experience with PricewaterhouseCoopers LLP for 31 years in which he worked on initial public offerings, Sarbanes-Oxley 404 attestations, business acquisitions and debt financings provides the board with the financial background and experience to ensure the Company’s consolidated financial statements comply with financial reporting guidelines. These experiences qualify Mr. Barber as a financial expert allowing him to contribute financial reporting considerations when evaluating certain strategic decisions.
Timothy T. Hall
In December 2006, the board of directors approved the addition of Mr. Hall as a member of the board. Mr. Hall is a Managing Director at CI Capital Partners and has been employed by CI Capital Partners since 2001. Prior to joining CI Capital Partners, Mr. Hall was a Vice President at FrontLine Capital and an Assistant Vice President at GE Equity. Mr. Hall has an MBA from Columbia Business School and a BS degree from Lehigh University. Mr. Hall is 44 years of age.

Mr. Hall’s experience with private equity markets provides the board integral knowledge with respect to acquisitions, debt financings and equity financings.
Steven M. Lefkowitz
Since the Ply Gem acquisition, Steven M. Lefkowitz has served as a director. Mr. Lefkowitz is President and Chief Operating Officer of CI Capital Partners, which he co-founded in 1993. From 1988 to 1993, Mr. Lefkowitz was employed by Mancuso & Company, a private investment firm, and served in several positions including as Vice President and as a Partner of Mancuso Equity Partners. Mr. Lefkowitz is a former director of Anteon International Corporation and Buffets Holdings, Inc. Mr. Lefkowitz graduated from Northwestern University and Kellogg Graduate School of Management. Mr. Lefkowitz is 49 years of age.
Mr. Lefkowitz’s experience with private equity markets provides the board integral knowledge with respect to acquisitions, debt financings and equity financings.
Class III Directors
The following is information with respect to the business experience, qualifications and affiliations of our Class III directors below (with a term expiring in 2016):
Michael Haley
Mr. Haley has served as a director since January 2005. Mr. Haley joined MW Manufacturers Inc. in June 2001 as President and served in this capacity until being named Chairman in January 2005. Mr. Haley retired as Chairman of MW in June 2005. Prior to joining MW, Mr. Haley was the President of American of Martinsville (a subsidiary of La-Z-Boy Inc.) from 1994 until May 2001 and was President of Loewenstein Furniture Group from 1988 to 1994. From April 2006 to present, Mr. Haley has served as an advisor to Fenway Partners, a private equity firm. From 2008 to present, Mr. Haley has been a managing director of Fenway Resources, an affiliate of Fenway Partners. Mr. Haley was the executive chairman of Coach America from 2007 to 2010. In addition, Mr. Haley currently serves as a director of American National Bankshares, Inc., Stanley Furniture Company, Inc. and LifePoint Hospitals, Inc. Mr. Haley graduated from Roanoke College in 1973 with a Bachelor’s Degree in Business Administration. Mr. Haley is 63 years of age.
Mr. Haley’s industry experience and background with the Company provides the board with relevant industry knowledge and expertise when evaluating certain strategic decisions.
Gary E. Robinette
Gary E. Robinette was appointed our President and Chief Executive Officer in October 2006 at which time he was also elected to our board of directors. Mr. Robinette was elected Vice Chairman of the board of directors in May 2013. Prior to joining Ply Gem, Mr. Robinette served as Executive Vice President and COO at Stock Building Supply, formerly a Wolseley company, since September 1998, and was also a member of the Wolseley North American Management board of directors. Mr. Robinette held the position of President of Erb Lumber Inc., a Wolseley company, from 1993 to 1998 and served as Chief Financial Officer and Vice President of Carolina Holdings which was the predecessor company of Stock Building Supply. Mr. Robinette received a BS in accounting from Tiffin University and a MBA from Xavier University, where he is a member of the Board of Trustees. He is also a member of the Policy Advisory Board of Harvard University’s Joint Center for Housing Studies and serves on the board of directors for three companies sponsored by private equity firms. Mr. Robinette is 65 years of age.
Mr. Robinette’s 36 years of experience with building products and distribution companies provides the board with relevant industry knowledge and expertise pertinent to the current economic environment. Throughout Mr. Robinette’s tenure with various building product companies, he has experienced the housing industry’s thriving growth, as well as a number of recessionary declines in the market. These experiences provide the board with valuable insight regarding strategic decisions and the future direction and vision of the Company.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE THREE DIRECTOR NOMINEES NAMED ABOVE.

EXECUTIVE OFFICERS
The current executive officers for the Company are set forth below:

Name	Age	Position
Gary E. Robinette	65	President, Chief Executive Officer, Vice Chairman of the Board and Director
Shawn K. Poe	52	Vice President, Chief Financial Officer, Treasurer and Secretary
John Wayne	52	Executive Vice President, Chief Operating Officer
John Buckley	49	President, Siding Group
Art Steinhafel	45	President, U.S. Windows and Doors
David N. Schmoll	54	Senior Vice President, Human Resources
Timothy D. Johnson	38	General Counsel
Set forth below is certain additional information concerning the Company’s executive officers, including their respective positions with the Company and prior business experience (other than Mr. Robinette, for whom such information is provided above under the caption “Proposal 1: Election of Directors”).
Shawn K. Poe
Since the Ply Gem acquisition, Mr. Poe has served as our Vice President, Chief Financial Officer, Treasurer and Secretary. Mr. Poe was appointed Vice President of Finance of our siding and accessories subsidiaries in March 2000. Prior to joining the Company, Mr. Poe held the position of Corporate Controller and various other accounting positions at Nordyne, Inc., which he joined in 1990. In addition, Mr. Poe held various accounting positions with Federal Mogul Corporation from 1984 to 1990. Mr. Poe graduated from Southeast Missouri State University in 1984 with a BS in Accounting. Mr. Poe graduated from Fontbonne College in 1994 with an MBA.
John Wayne
Mr. Wayne was appointed Executive Vice President and Chief Operating Officer of the Company on June 1, 2012 after having served as President of our Siding, Fencing and Stone group subsidiaries since January of 2002. Mr. Wayne joined the Company in 1998, and prior to his appointment to President of our Siding, Fencing and Stone group had been Vice President of Sales and Marketing for our Variform and Napco siding and accessories subsidiaries. Prior to joining us, Mr. Wayne worked for Armstrong World Industries, Inc. from 1985 to 1998, holding a variety of sales management positions, including Vice President of Sales. Mr. Wayne served as the Chairman of the Vinyl Siding Institute, the Chairman of the VSI Code and Regulatory Committee, and Chairman of the VSI board of directors through December 2007 when his term ended. Mr. Wayne graduated from the University of Wisconsin in 1984 with a BBA in Finance and Marketing.
John Buckley
Mr. Buckley was appointed President of our Siding Group effective June 1, 2012. Mr. Buckley joined the Company in 1999, and prior to his appointment to President of our Siding Group had been Senior Vice President of Sales for our siding and accessories subsidiaries. Prior to joining us, Mr. Buckley worked for CertainTeed from 1991 to 1999, holding a variety of sales management positions. Mr. Buckley received a BA in communications from the University of Michigan in 1986, and a MSA from Madonna University in 1991.
Art Steinhafel
Mr. Steinhafel was appointed President of U.S. Windows and Doors Group in August 2013. Mr. Steinhafel joined the Company in 2010, and prior to his appointment to President of the Company’s U.S. Window and Door group had been Senior Vice President of Sales for our U.S. Window and Door group. Prior to joining the Company, Mr. Steinhafel worked for Atrium Windows from 2008 to 2010 as President of the Central Region and for Peachtree Window Companies in various capacities from 1999 to 2007. Mr. Steinhafel received a BS in Industrial Technology from the University of Wisconsin-Stout in 1992.

David N. Schmoll
Mr. Schmoll was appointed Senior Vice President of Human Resources in July 2007. Prior to joining Ply Gem, he served as Vice President of Stock Building Supply (formerly a Wolseley plc company) since 1995. Prior to that position, he served as Director of Human Resources since 1989 at Carolina Holdings, the predecessor company of Stock Building Supply, with responsibility for all human resource and development functions. Previously, Mr. Schmoll served in both human resource and collective bargaining positions at Reynolds & Reynolds. Mr. Schmoll graduated from the University of North Texas in 1981 and has attended executive development programs at both Duke University and the International Institute of Management Development.
Timothy D. Johnson
Mr. Johnson joined the Company in June 2008 as Senior Vice President and General Counsel. Prior to joining the Company, he served as Vice President and Regional Counsel at Arysta LifeScience North America from 2006 to 2008. Previously, Mr. Johnson was an attorney with the law firms of Hunton & Williams from 2003 to 2006 and Wilson Sonsini Goodrich & Rosati from 2001 to 2003. Mr. Johnson received a BA in biology from Taylor University in 1997, and a JD from Duke University School of Law in 2001.

CORPORATE GOVERNANCE
Code of Ethics and Corporate Governance Guidelines

We have adopted a code of ethics that applies to our Chief Executive Officer, Chief Financial Officer and all other employees (“Code of Ethics”). We have also adopted corporate governance guidelines (“Guidelines”). The Code of Ethics and Guidelines are posted on our website at www.plygem.com. Any waiver or amendment to the Code of Ethics will be timely disclosed on our website. We also make these materials available in print to any stockholder upon request. The Board regularly reviews corporate governance developments and modifies the Code of Ethics and Guidelines as warranted.
Compliance and Ethics Hotline

We maintain a compliance and ethics hotline through which employees can report evidence of illegal or unethical behavior, or violations of the Code of Ethics. The compliance and ethics hotline is serviced by an independent company, is available seven days a week, 24 hours a day and can be accessed by individuals through a toll-free number. Employees can report concerns anonymously. We maintain a formal no retaliation policy that prohibits retaliation against, or discipline of, an employee who raises an ethical concern in good faith. This system documents the reporting person’s statement and transmits the information to the corporate oversight board. This board has the authority to conduct an investigation, research applicable policies, regulations, and statutes, and determine the appropriate action to resolve the reported item.
Director Independence

The Board has adopted categorical standards for director independence. Under these standards, a director will not be considered independent if:

(1)	the director does not qualify as independent under Rule 303A.02(b) of the NYSE Listed Company Manual,

(2)	the director or an immediate family member is a partner of, or of counsel to, a law firm that performs substantial legal services for us on a regular basis, or

(3)	the director or an immediate family member is a partner, officer or employee of an investment bank or consulting firm that performs substantial services for us on a regular basis.
The Board does not consider the following relationships to be material relationships that would impair a director’s independence:

(1)
the director or an immediate family member is an executive officer of another company that does business with us and the annual sales to, or purchases from, us are less than 1% of the annual revenues of the company for which he or she serves as an executive officer,

(2)
the director or an immediate family member is an executive officer of another company which is indebted to us, or to which we are indebted, and the total amount of either company’s indebtedness to the other is less than 1% of the total consolidated assets of the company for which he or she serves as an executive officer and such indebtedness is not past due, or

(3)
the director or an immediate family member serves as an officer, director or trustee of a charitable organization, and our discretionary charitable contributions to the organization are less than 1% of its total annual charitable receipts (the Company’s automatic matching of employee charitable contributions will not be included in the amount of the Company’s contributions for this purpose).

The Board has determined that director nominees Mses. Rhinehart and Stipp, and directors Messrs. Barber, Ferris, Haley and Roach, meet our categorical standards for director independence and the applicable rules and regulations of the NYSE and federal securities laws regarding director independence.

Certain Relationships and Related Party Transactions

Reorganization Transactions

In connection with our initial public offering (the “IPO”), we merged with our former parent corporation, Ply Gem Prime Holdings, Inc. (“Ply Gem Prime”), and engaged in a series of transactions that converted the outstanding subordinated debt, common stock and preferred stock of Ply Gem Prime into common equity and resulted in a single class of our common stock outstanding (the “Reorganization Transactions”). In addition, prior to this merger, a wholly-owned subsidiary of Ply Gem Prime merged with and into Ply Gem Prime, with Ply Gem Prime being the surviving entity. As part of the IPO, the stockholders of Ply Gem Prime received interests in an entity controlled by an affiliate of the CI Partnerships (the “Tax Receivable Entity”) in proportion to their ownership interests in Ply Gem Prime.
Previously, Ply Gem Prime owned 100% of our capital stock. Prior to the IPO, Ply Gem Prime had three classes of preferred stock, three classes of common stock and approximately $68.4 million aggregate principal amount of its 10% Senior Subordinated Notes due 2015 (the “Prime Notes”) outstanding. The Prime Notes were held by the CI Partnerships and all of the preferred stock and common stock of Ply Gem Prime was held by the CI Partnerships and certain current and former directors and members of our management team or their related parties. Prior to the closing of the IPO, the CI Partnerships exchanged the Prime Notes held by them for a new class of senior preferred stock of Ply Gem Prime (the “New Preferred Stock”) with a liquidation preference equal to the principal amount of and accrued interest on the Prime Notes.
Prior to the closing of the IPO, Ply Gem Prime merged with and into Ply Gem Holdings, with Ply Gem Holdings being the surviving entity. In the reorganization merger, we issued a total of 48,962,494 shares of Common Stock, representing approximately 72.9% of our outstanding Common Stock after giving effect to the IPO and exercise by the underwriters of their over-allotment option in full. In the reorganization merger, all of the preferred stock (including New Preferred Stock) of Ply Gem Prime (including the subordinated debt of Ply Gem Prime that had been converted into preferred stock as part of the Reorganization Transactions) was converted into a number of shares of Common Stock based on the initial public offering price of the Common Stock and the liquidation value of and the maximum dividend amount in respect of the preferred stock. The holders of common stock of Ply Gem Prime received an aggregate number of shares of Common Stock equal to the difference between 48,962,494 and the number of shares of our Common Stock issued to the holders of preferred stock of Ply Gem Prime.
In the reorganization merger, holders of preferred stock of Ply Gem Prime (including the New Preferred Stock) received an aggregate of 21,286,225 shares of our Common Stock and holders of common stock of Ply Gem Prime received an aggregate of 27,676,269 shares of our Common Stock. In addition, in connection with the Reorganization Transactions, options to purchase shares of common stock of Ply Gem Prime were converted into options to purchase shares of our Common Stock with adjustments to the number of shares and per share exercise prices to reflect the reorganization merger.
The table below sets forth the consideration received by our directors, executive officers and our principal stockholders at the time of the Reorganization Transactions in connection with the Reorganization Transactions:

Name	Common stock issued in Reorganization Transactions

Caxton-Iseman (Ply Gem), L.P.	9,985,631
Caxton-Iseman (Ply Gem) II, L.P.	35,709,612
Frederick J. Iseman	—
Gary E. Robinette	—
Shawn K. Poe	277,448
John Wayne	293,395
John Buckley	82,182
Lynn Morstad	372,827
Timothy D. Johnson	—
David N. Schmoll	32,472
Robert A. Ferris	—
Steven M. Lefkowitz	—
John D. Roach	46,350
Michael Haley	81,234
Timothy T. Hall	—
Jeffrey T. Barber	3,886
Stockholders Agreement
On May 22, 2013, the Company entered into a second amended and restated stockholders’ agreement (the “Stockholders Agreement”), by and among the Company, Ply Gem Prime and the Pre-IPO Stockholders, which included the CI Partnerships and certain of the Company’s members of management at the time of the IPO, including Messrs. Robinette, Poe, Wayne, Buckley, Schmoll, Johnson and Morstad. As described below, the Stockholders Agreement contains provisions related to stockholder voting, the composition of the Board and the committees of the Board, the Company’s corporate governance, restrictions on the transfer of shares of the Company’s capital stock and certain other provisions.
Voting Agreements
Under the Stockholders Agreement, each of the Pre-IPO Stockholders has agreed to vote all shares of the Company’s voting stock held by it as directed by the CI Partnerships (or if such partnerships are dissolved, their general partner) in any voting matter before the Company’s stockholders including, without limitation, elections of directors, amendments to the Company’s certificate of incorporation, approvals of mergers and other transactions or stockholder proposals, whether in an annual stockholder meeting, special stockholder meeting or an action by written consent.
Board and Committees
Under the Stockholders Agreement, the CI Partnerships (or if such partnerships are dissolved, their general partner) are entitled to nominate such number of directors to the Board (rounded up to the nearest whole number) equal to the percentage of the Common Stock beneficially owned by the Pre-IPO Stockholders (assuming the exercise or conversion of all outstanding options (whether vested or unvested) and convertible or exchangeable securities held by the Pre-IPO Stockholders).
The Board initially consisted of eight directors and the CI Partnerships initially had the right to nominate six directors on the Board. The CI Partnerships’ initial nominees were Messrs. Iseman, Lefkowitz, Hall, Ferris, Roach and Haley. As of the date of this proxy statement, the CI Partnerships have the right to nominate a total of six directors to the Board, and have nominated three directors for election at the Annual Meeting.
The Stockholders Agreement also provides that the CI Partnerships (or if such partnerships are dissolved, their general partner) will be entitled to nominate such number of directors to the standing committees of the Board (other than the Audit Committee) (rounded up to the nearest whole number) equal to the percentage of Common Stock beneficially owned by the Pre-IPO Stockholders (assuming the exercise or conversion of all outstanding options (whether vested or unvested) and convertible or exchangeable securities held by the Pre-IPO Stockholders).

The Company’s Compensation Committee consists of four directors and the CI Partnerships have the right to designate three members of the Compensation Committee. The Compensation Committee members designated by the CI Partnerships are Messrs. Lefkowitz, Hall and Ferris.
The Company’s Nominating and Governance Committee consists of four directors and the CI Partnerships have the right to designate three members of the Nominating and Governance Committee. The Nominating and Governance Committee members designated by the CI Partnerships are Messrs. Iseman, Lefkowitz and Hall.
In the event that a vacancy is created on the Board or any committee thereof for any reason, the CI Partnerships (or if such partnerships are dissolved, their general partner) will have the right to designate a director or committee member to fill such vacancy to the extent the CI Partnerships (or if such partnerships are dissolved, their general partner) had the right to designate or nominate the director or committee member who created the vacancy. The right of the CI Partnerships to nominate any board member or committee member will be subject to compliance with applicable federal and state securities laws and the rules of NYSE (or any securities exchange on which any of the Company’s equity securities may then be listed or admitted for trading) and, with respect to the Compensation Committee, subject to compliance with Section 162(m) of the Internal Revenue Code of 1986, as amended, to the extent that the Board elects to satisfy Section 162(m)’s outside directors requirements.
General Restrictions on Transfer
Subject to certain limited exceptions, no Pre-IPO Stockholder may transfer its shares of Common Stock (or stock options or other securities exercisable or convertible or exchangeable for shares of Common Stock), unless the transferee agrees to become a party to the Stockholders Agreement.
Restrictions on Transfer
Under the Stockholders Agreement, each member of the Company’s senior management, including Messrs. Robinette, Poe, Wayne, Buckley, Schmoll and Johnson (collectively, the “Management Stockholders”), and, under separate transfer restriction agreements, dated as of May 22, 2013, certain other employees and stockholders, including Messrs. Barber, Ferris, Haley and Roach (collectively with the Management Stockholders, the “Restricted Stockholders”), agreed to restrict their ability to transfer (i) Common Stock issued to him or it in the reorganization merger (the “Initial Common Stock”) and (ii) options to purchase Common Stock whether issued prior to or in connection with the Offering (whether vested or unvested) (the “Initial Option Securities”). Subject to certain exceptions, such as transfers to permitted transferees, each Restricted Stockholder may only transfer his or its Initial Common Stock and Initial Option Securities as follows:

•
Prior to May 29, 2014 (and only following 180 days after May 29, 2013 in the case of Restricted Stockholders that are not Management Stockholders), up to 20% of the Initial Common Stock and 20% of the Initial Option Securities;

•	On and after May 29, 2014 and through May 29, 2015, up to an additional 40% of the Initial Common Stock and 40% of the Initial Option Securities; and

•	After May 29, 2015, up to 100% of the Initial Common Stock and up to 100% of the Initial Option Securities.
Notwithstanding the foregoing limitations, if the CI Partnerships (or if such partnerships are dissolved, their general partner) sell any of the Common Stock held by them in an underwritten public offering, then each Restricted Stockholder may sell its Initial Common Stock and Initial Option Securities in such public offering on a pro rata basis with the CI Partnerships (or if such partnerships are dissolved, their general partner). The restrictions on transfer will terminate upon a change of control of the Company. In addition, the restrictions on transfer will terminate with respect to any Management Stockholder and certain other employees that are party to transfer restriction agreements whose employment is terminated by the Company, who resigns for good reason or who retires. These restrictions on transfer may be amended or waived by the Board in its sole discretion.
The Stockholders Agreement contains customary confidentiality agreements from the Pre-IPO Stockholders and covenants from the Management Stockholders not to compete with the Company or solicit employees from the Company for a period of one year following termination of employment with the Company (whether such termination was voluntary or involuntary or with or without cause or good reason).

Other Provisions
The Stockholders Agreement requires the Company to deliver to the CI Partnerships (or if such partnerships are dissolved, their general partner) a copy of the Company’s unaudited monthly management report (including the Company’s unaudited consolidated balance sheet and income statement) as soon as it is available after the end of each monthly accounting period, a copy of the Company’s annual strategic plan and budget as soon as practicable following approval by the Board and such other information and data with respect to the Company as the CI Partnerships may reasonably request, subject to customary confidentiality provisions. In addition, the Company is required to give the CI Partnerships, their manager and their general partner and outside accountants, auditors, legal counsel and other authorized representatives or agents of such persons reasonable access to the Company’s books and records and all documents and information related to the Company’s properties, assets and business as they may reasonably request, including access to the Company’s properties and employees.
Under the Stockholders Agreement, the Company has agreed that until the CI Partnerships and certain related parties cease to beneficially own, in the aggregate, at least 15% of the Company’s outstanding Common Stock (assuming the exercise or conversion of all outstanding options (whether vested or unvested) and convertible or exchangeable securities held by the CI Partnerships and certain related parties) the Company will elect not to be governed by section 203 of the Delaware General Corporation Law. (However, the Certificate of Incorporation contains provisions that have the same effect as section 203 of the Delaware General Corporation Law, except that the CI Partnerships and their respective affiliates and successors and certain of their transferees as a result of private sales will not be subject to such restrictions.) The Company has also agreed that the doctrine of “corporate opportunity” will not apply with respect to the Company, to any of the CI Partnerships or certain related parties or any directors of the Company who are employees of the CI Partnerships or their affiliates.
Under the Stockholders Agreement, the Company has agreed to indemnify the CI Partnerships from any losses arising directly or indirectly out of the CI Partnerships actual, alleged or deemed control or ability to influence control of the Company or the actual or alleged act or omission of any director nominated by the CI Partnerships, including any act or omission in connection with the Offering.
Under the Stockholders Agreement, the Company has agreed to reimburse the CI Partnerships (or if such partnerships are dissolved, their general partner) for all reasonable out-of-pocket fees and expenses incurred in connection with the transactions contemplated by the Stockholders Agreement and the ongoing monitoring of their investments in the Company.
Termination
The Stockholders Agreement will terminate upon the earliest to occur of (i) an agreement among the Company, the CI Partnerships (or if such partnerships are dissolved, their general partner) and the other Pre-IPO Stockholders holding a majority of the voting stock held by the Pre-IPO Stockholders (other than the CI Partnerships and certain related parties) to terminate the Stockholders Agreement or (ii) as to any Pre-IPO Stockholder (with respect to any provisions other than the confidentiality, non-compete and non-solicitation provisions applicable to the Management Stockholders), if such Pre-IPO Stockholder no longer owns any shares of Common Stock (or stock options or other securities exercisable or convertible or exchangeable for shares of Common Stock) other than by reason of a transfer in violation of the Stockholders Agreement.
In addition, the voting agreement and the provisions relating to the right to nominate or designate directors and committee members will terminate at such time as the Pre-IPO Stockholders cease to beneficially own at least 15% of the Common Stock outstanding immediately prior to the consummation of the IPO (after giving effect to the Reorganization Merger) (assuming the exercise or conversion of all outstanding options (whether vested or unvested) and convertible or exchangeable securities held by the Pre-IPO Stockholders).

Registration Rights Agreement
On May 22, 2013, the Company entered into a registration rights agreement (the “Registration Rights Agreement”) with the Pre-IPO Stockholders. Subject to several exceptions, including the Company’s right to defer a demand registration under certain circumstances, the CI Partnerships (or if such partnerships are dissolved, their general partner) may require that the Company register for public resale under the Securities Act all shares of Common Stock that they request be registered at any time following the closing of the Offering so long as the securities being registered in each registration statement are reasonably expected to produce aggregate proceeds of at least $20.0 million. The Company will not be obligated to effectuate more than five demand registrations under the Registration Rights Agreement. If the Company becomes eligible to register the sale of its securities on Form S-3 under the Securities Act, the CI Partnerships (or if such partnerships are dissolved, their general partner) have the right to require the Company to register the sale of the Common Stock held by them on Form S-3, subject to offering size and other restrictions. The other Pre-IPO Stockholders are entitled to piggyback registration rights with respect to any registration request made by the CI Partnerships (or if such partnerships are dissolved, their general partner). If the registration requested by the CI Partnerships (or if such partnerships are dissolved, their general partner) is in the form of a firm underwritten offering, and if the managing underwriter of the offering determines that the number of securities to be offered would have a material adverse effect on the distribution or sales price of the shares of Common Stock in the offering, the number of shares included in the offering will be determined as follows:

•	first, shares offered by the Pre-IPO Stockholders who request to include their shares in the registration (pro rata, based on the number of registrable securities owned by such Pre-IPO Stockholders);

•
second, shares offered by any other stockholders (pro rata, based on the number of registrable securities owned by such stockholder) except to the extent any such holders have agreed under existing agreements to grant priority with regard to participation in such offering to any other holders of the Company’s securities; and

•	third, shares offered by us for our own account.
In addition, the Pre-IPO Stockholders have been granted piggyback rights on any registration for the Company’s account or the account of another stockholder. If the managing underwriter in an underwritten offering determines that the number of securities offered in a piggyback registration would have a material adverse effect on the distribution or sales price of the shares of Common Stock in the offering, the number of shares included in the offering will be determined as follows:

•
first, shares offered by the Company for its own account if the Company has initiated such registration or by any stockholders exercising demand rights with respect to such registration (pro rata, based on the number of registrable securities owned by the requesting stockholders);

•	second, shares offered by any of the Company’s other stockholders (including the Pre-IPO Stockholders) (pro rata, based on the number of registrable securities owned by such stockholder); and

•	third, shares offered by the Company for its own account if any stockholder initiated such registration by exercising demand rights.
In connection with the registrations described above, the Company will indemnify any selling stockholders and will bear all fees, costs and expenses (except underwriting discounts and selling commissions).
General Advisory Agreement
Upon completion of the Ply Gem acquisition, Ply Gem Industries entered into an advisory agreement with an affiliate of CI Capital Partners LLC (the “CI Party”), which we refer to as the “General Advisory Agreement.”
Under the General Advisory Agreement, the CI Party provided us with acquisition and financial advisory services as the Board shall have reasonably requested. In consideration of these services, Ply Gem Industries, Inc. (“Ply Gem Industries”) agreed to pay the CI Party (1) an annual fee equal to 2% of our EBITDA, as defined in such agreement, (2) a transaction fee, payable upon the completion by us of any acquisition, of 2% of the sale price, (3) a transaction fee, payable upon the completion by us of any divestitures, of 1% of the sale price, and (4) a transaction fee, payable upon the completion of the sale of our company, of 1% of the sale price.
Under the General Advisory Agreement, the Company paid management fees of approximately $0.8 million during the year ended December 31, 2013. On May 19, 2013, in connection with the IPO, the Company terminated the General Advisory Agreement and paid a termination fee of approximately $18.9 million to the CI Party.

Tax Sharing Agreement
Prior to January 11, 2010, Ply Gem Prime was the common parent of an affiliated group of corporations that included Ply Gem Investment Holdings, Ply Gem Holdings, Ply Gem Industries and their subsidiaries. Ply Gem Prime elected to file consolidated federal income tax returns on behalf of the group. Accordingly, on February 24, 2006, Ply Gem Prime, Ply Gem Investment Holdings, Ply Gem Industries and Ply Gem Holdings entered into an Amended and Restated Tax Sharing Agreement, under which Ply Gem Investment Holdings, Ply Gem Industries and Ply Gem Holdings agreed to make payments to Ply Gem Prime. These payments will not be in excess of the tax liabilities of Ply Gem Investment Holdings, Ply Gem Industries, Ply Gem Holdings and their respective subsidiaries, if these tax liabilities had been computed on a stand-alone basis. On January 11, 2010, Ply Gem Investment Holdings was merged with and into Ply Gem Prime, with Ply Gem Prime being the surviving corporation. As a result, on March 17, 2011, we entered into a Second Amended and Restated Tax Sharing Agreement, effective as of January 11, 2010, so that the tax sharing agreement is among Ply Gem Prime, Ply Gem Holdings and Ply Gem Industries. In connection with the Reorganization Transactions, Ply Gem Prime merged with and into Ply Gem Holdings with Ply Gem Holdings being the surviving corporation. As a result, the Company entered into a Third Amended and Restated Tax Sharing Agreement on May 23, 2013 in connection with the Reorganization Transactions so that the tax sharing agreement is between Ply Gem Holdings and Ply Gem Industries.
Tax Receivable Agreement
In order to induce the stockholders of Ply Gem Prime to consent to the IPO and the related transactions, we entered into a tax receivable agreement with the Tax Receivable Entity (an entity controlled by an affiliate of the CI Partnerships). We entered into the tax receivable agreement because certain favorable tax attributes related to the period prior to this offering will be available to us. Specifically, we have substantial deferred tax assets related to NOLs for United States federal and state income tax purposes, which are available to offset future taxable income. The CI Partnerships and our stockholders from before the IPO believed that the value of these tax attributes should be considered in determining the value of our shares that were sold in the IPO. Since it was difficult to determine the present value of these attributes with certainty, the tax receivable agreement generally provides for the payment by us to the Tax Receivable Entity of 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax that we actually realize in periods after the IPO as a result of (i) NOL carryovers from periods (or portions thereof) ending before January 1, 2013, (ii) deductible expenses attributable to the transactions related to this offering and (iii) deductions related to imputed interest deemed to be paid by us as a result of or attributable to payments under this tax receivable agreement. We will retain the benefit of the remaining 15% of these tax savings.
The amount and timing of any payments under the tax receivable agreement will vary depending upon a number of factors, including the amount and timing of the taxable income we generate in the future and the tax rate then applicable, our use of NOL carryovers and the portion of our payments under the tax receivable agreement constituting imputed interest.
The payments we will be required to make under the tax receivable agreement could be substantial. We expect that, as a result of the amount of the NOL carryovers from prior periods (or portions thereof), assuming no material changes in the relevant tax law and that we earn sufficient taxable income to realize in full the potential tax benefit described above, future payments under the tax receivable agreement, in respect of the federal and state NOL carryovers, will not exceed approximately $100.0 million in the aggregate and would be paid within the next five years, assuming that utilization of such tax attributes is not subject to limitation under Section 382 of the Code as the result of an “ownership change” (within the meaning of Section 382 of the Code) of Ply Gem Holdings. It is possible that future transactions or events could increase or decrease the actual tax benefits realized from these tax attributes and the corresponding tax receivable agreement payments. We are currently unable to estimate the amount of payments under the tax receivable agreement in respect of deductible expenses attributable to the transactions related to this offering or deductions related to imputed interest deemed paid by us as a result of or attributable to payments under this tax receivable agreement. However, in no event will the total payments made under the tax receivable agreement exceed $100.0 million.
In addition, although we are not aware of any issue that would cause the IRS to challenge the benefits arising under the tax receivable agreement, the Tax Receivable Entity will not reimburse us for any payments previously made if such benefits are subsequently disallowed, however, any excess payments made to the Tax Receivable Entity will be netted against payments otherwise to be made, if any, after our determination of such excess. As a result, in such circumstances, we could make payments under the tax receivable agreement that are greater than our actual cash tax savings and may not be able to recoup those payments, which could adversely affect our liquidity.
Finally, because we are a holding company with no operations of our own, our ability to make payments under the tax receivable agreement is dependent on the ability of our subsidiaries to make distributions to us. The senior secured asset-based credit facility, senior secured term loan facility and the indenture governing the 6.50% Senior Notes may restrict the ability of our subsidiaries to make distributions to us, which could affect our ability to make payments under the tax receivable agreement. To the extent that we are unable to make payments under the tax receivable agreement for any reason, such payments will be deferred and will accrue interest until paid, which could adversely affect our results of operations and could also affect our liquidity in periods in which such payments are made.

In addition, the tax receivable agreement provides that, upon certain mergers, asset sales, or other forms of business combinations or certain other changes of control, our or our successor’s obligations with respect to tax benefits would be based on certain assumptions, including that we or our successor would have sufficient taxable income to fully utilize the NOL carryovers covered by the tax receivable agreement. As a result, upon a change of control, we could be required to make payments under the tax receivable agreement that are greater than or less than the specified percentage of our actual cash tax savings.
Indemnification Arrangements
On May 22, 2013, we entered into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in our charter documents. We believe that these provisions and agreements are necessary to attract qualified officers and directors. We purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.
Related Party Transactions Policies and Procedures
In connection with the IPO, we adopted a written Related Person Transactions Policy (the “policy”), which sets forth our policy with respect to the review, approval, ratification and disclosure of all related person transactions by our Audit Committee. In accordance with the policy, our Audit Committee has overall responsibility for the implementation and compliance with this policy.
For the purposes of the policy, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we were, are or will be a participant and the amount involved exceeds $120,000 and in which any related person (as defined in the policy) had, has or will have a direct or indirect interest. A “related person transaction” does not include any employment relationship or transaction involving an executive officer and any related compensation resulting solely from that employment relationship which has been reviewed and approved by our board of directors or Compensation Committee.
Our policy requires that notice of a proposed related person transaction be provided to our legal department prior to entering into such transaction. If our legal department determines that such transaction is a related person transaction, the proposed transaction will be submitted to our Audit Committee for consideration at its next meeting. Under the policy, our Audit Committee may only approve those related person transactions that are in, or not inconsistent with, our best interests. In the event we become aware of a related person transaction that has not been previously reviewed, approved or ratified under our policy and that is ongoing or is completed, the transaction will be submitted to the Audit Committee so that it may determine whether to ratify, rescind or terminate the related person transaction.
Our policy also provides that the Audit Committee review certain previously approved or ratified related person transactions that are ongoing to determine whether the related person transaction remains in our best interests and the best interests of our stockholders. Additionally, we will also make periodic inquiries of directors and executive officers with respect to any potential related person transaction of which they may be a party or of which they may be aware.

Board Meetings and Attendance by Board Members

We expect each of our Board members to attend each meeting of the Board and of the committees on which he or she serves. During 2013, the Board met six times (including two times telephonically) and took four actions by unanimous written consent. In 2013, no member of the Board attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board (held during the period for which he has been a director) and (ii) the number of meetings held by all committees of the Board (during the periods that he served on such committees). We did not hold an annual meeting of stockholders in 2013 because we were a privately-held corporation prior to the IPO.
Board Leadership Structure

Frederick J. Iseman serves as our Chairman and Gary E. Robinette serves as our President and CEO and also as Vice Chairman and a member of the Board. The Board has determined that this is an effective leadership structure at the present time because Mr. Iseman brings experience regarding acquisitions, debt financings, equity financings and public market sentiment while the Board receives the benefit of Mr. Robinette’s intimate knowledge of the day-to-day operations of our business and his significant experience in the building products industry. A substantial majority of our equity is controlled by affiliates of CI Capital Partners LLC, including Frederick J. Iseman, and Messrs. Iseman, Lefkowitz and Hall (affiliates of CI Capital Partners, LLC) serve as our directors. Finally, the CI Partnerships hold a majority of our Common Stock.
Risk Oversight

The Board has an oversight role, as a whole and also at the committee level, in overseeing management of our risks. The Board regularly reviews information regarding our credit, liquidity and operations, as well as the risks associated with each. The Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements and the Audit Committee oversees the management of financial risks. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about such risks.
Risk and Compensation Policies

Our management, at the direction of our Board, has reviewed our employee compensation policies, plans and practices to determine if they create incentives or encourage behavior that is reasonably likely to have a material adverse effect on the Company. In conducting this evaluation, management has reviewed our various compensation plans, including our incentive and bonus plans, equity award plans, and severance compensation, to evaluate risks and the internal controls we have implemented to manage those risks. In completing this evaluation, the Board and management believe that there are no unmitigated risks created by our compensation policies, plans and practices that create incentives or encourage behavior that is reasonably likely to have a material adverse effect on us.
Committees of the Board

We have standing Audit, Nominating and Governance and Compensation Committees. The Board committees are chaired by directors, each of whom reports to the Board at Board meetings on the activities and decisions made by their respective committees. The Board makes committee assignments and designates committee chairs based on a director’s knowledge and areas of expertise. We believe this structure helps facilitate efficient decision-making and communication among our directors and fosters efficient Board functioning at Board meetings. In line with our value of continuous improvement, the directors conduct an evaluation of the performance of the Board and each of the committees on an annual basis. We describe the current functions and members of each committee below. A more detailed description of the function, duties and responsibilities of the Audit, Nominating and Governance and Compensation Committees is included in each Committee’s charter available in the link entitled “Corporate Governance” located within the “Investor relations” tab of our website at www.plygem.com.

The table below provides current committee memberships and fiscal year 2013 committee meeting information:

Director	Audit(1)	Compensation(2)	Nominating and Governance(2)
Jeffry T. Barber	Chair(3)
Robert A. Ferris		Member
Michael Haley	Member		Member
Timothy T. Hall	Member	Member	Member
Frederick J. Iseman			Chair
Steven M. Lefkowitz		Chair	Member
John D. Roach	Member	Member
Gary E. Robinette
Total Committee Meetings	4	2	1
Actions by Written Consent	—	1	—

_________________________

(1)
The Board has determined that (A) all Audit Committee members are financially literate, and (B) each of the members meets the criteria for independence set forth in Rule 10A-3 under the Exchange Act and Section 303A of the NYSE Listed Company Manual, except Mr. Hall does not meet the independence requirements of the Exchange Act and NYSE as permitted in connection with an initial public offering. We believe Mr. Hall’s participation on the Audit Committee has been useful during our transition from a private to a public company and has not affected the ability of our Audit Committee to act independently or satisfy our obligations under Rule 10A-3 of the Exchange Act. We will be required to have fully independent Audit Committee by May 22, 2014.

(2)	We are not required to have independent Nominating and Governance and Compensation Committees because the Company is a “controlled company.”

(3)	Director is an “Audit Committee Financial Expert” as defined by SEC Rules and Regulations.
Audit Committee. Our Audit Committee recommends to the Board the appointment of our independent auditors, reviews and approves the scope of the annual audits of our financial statements, reviews our internal controls over financial reporting, reviews and approves any non-audit services performed by the independent auditors, reviews the findings and recommendations of the internal and independent auditors and periodically reviews major accounting policies.
The Audit Committee is currently comprised of Messrs. Barber, Hall, Roach and Haley. The Board has determined that Mr. Barber is qualified as the Audit Committee’s “financial expert” under the rules of the SEC implementing Section 407 of the Sarbanes-Oxley Act of 2002. Mr. Barber serves as the Audit Committee chairman.
Compensation Committee. Our Compensation Committee reviews our compensation philosophy and strategy and considers the material risks that face us in evaluating compensation, administers incentive compensation and stock option plans, reviews the CEO’s performance and compensation, reviews recommendations on compensation of other executive officers and reviews other special compensation matters, such as executive employment agreements. The Compensation Committee is currently comprised of Messrs. Lefkowitz, Roach, Hall and Ferris. Mr. Lefkowitz serves as the Compensation Committee chairman. The CI Partnerships designees on the Compensation Committee are Messrs. Ferris, Hall and Lefkowitz.
Compensation Committee Interlocks and Insider Participation. During 2013, our Compensation Committee consisted of: Messrs. Lefkowitz (chair), Roach, Hall, and Ferris. None of these directors has ever served as an officer or employee of the Company. During 2013, none of the members of the Compensation Committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K. None of our executive officers served as a member of the board of directors or compensation committee, or similar committee, of any other company whose executive officer(s) served as a member of our Board or our Compensation Committee.
Nominating and Governance Committee. Subject to the rights of the CI Partnerships under the Stockholders Agreement, our Nominating and Governance Committee will select or recommend that the Board select candidates for election to our Board and develop and recommend to the Board corporate governance guidelines that are applicable to us and oversee Board and management evaluations. Messrs. Iseman, Hall, Lefkowitz and Haley are currently members of our Nominating and Governance Committee. Mr. Iseman serves as the Nominating and Governance Committee chairman. The CI Partnerships designees on the Nominating and Governance Committee are Messrs. Iseman, Hall and Lefkowitz.
The Nominating and Governance Committee considers stockholder recommendations of qualified nominees when such recommendations are submitted in accordance with the procedures described in the By-laws. To have a nominee considered by the Nominating and Governance Committee for election at the 2015 Annual Meeting of Stockholders, a stockholder must submit the recommendation in writing to the attention of our Secretary at our corporate headquarters no later than February 13, 2015 and no earlier than January 14, 2015. Any such recommendation must include the information as required by our By-laws. Once we receive the recommendation, we will deliver to the stockholder nominee a questionnaire that requests additional information about his or her independence, qualifications and other matters that would assist the Nominating and Governance Committee in evaluating the stockholder nominee, as well as certain information that must be disclosed about him or her in our proxy statement or other regulatory filings, if nominated. Stockholder nominees must complete and return the questionnaire within the timeframe provided to be considered for nomination by the Nominating and Governance Committee.
The Nominating and Governance Committee received no recommendation for a director nominee from any stockholder for the director election to be held at the Annual Meeting.
Executive Sessions of Non-Management Directors

The Board has regularly scheduled Executive Sessions during the year at which non-management directors are not present and over which the Chairman presides.
Communications with the Board of Directors

The Board has established the following procedure for stockholders to communicate with members of the Board and for all interested parties to communicate with the presiding director or the non-management directors as a group. All such communications should be addressed to the attention of our Secretary at our corporate headquarters located at 5020 Weston Parkway, Suite 400, Cary, NC 27513. The Secretary collects and maintains a log of each such communication and forwards any that the Secretary believes requires immediate attention to the appropriate member or group of members of the Board, who then determines how such communication should be addressed.
Controlled Company

Our shares are listed on the NYSE. For purposes of the NYSE rules, we are a “controlled company.” “Controlled companies” under those rules are companies of which more than 50% of the voting power is held by an individual, a group or another company. The CI Partnerships control more than 50% of the voting power of our Common Stock and are able to elect greater than a majority of our Board. Accordingly, we are eligible to and take advantage of certain exemptions from NYSE governance requirements provided in the NYSE rules. Specifically, as a controlled company under NYSE rules, we are not required to have (1) a majority of independent directors, (2) a Nominating and Governance Committee composed entirely of independent directors or (3) a Compensation Committee composed entirely of independent directors. The “controlled company” exemption does not modify the independence requirements for the audit committee, and we are in compliance with the requirements of the Sarbanes-Oxley Act and the NYSE rules, which require that our Audit Committee be composed of three independent directors, and we intend to have a fully independent Audit Committee by May 22, 2014, as permitted by the NYSE and federal securities laws.

EXECUTIVE COMPENSATION DISCLOSURE
Compensation Discussion and Analysis

Overview
This compensation discussion describes the material elements of compensation of the Company’s executive officers who served as named executive officers during our fiscal year ended December 31, 2013. The individuals who served as the principal executive officer and principal financial officer during 2013, as well as the other individuals included in the Summary Compensation Table below, are referred to as the “named executive officers.” This compensation discussion focuses primarily on compensation awarded to, earned by, or paid to the named executive officers in 2013, as reflected in the following tables and related footnotes and narratives, but also describes compensation actions taken before or after 2013 to the extent that it enhances an understanding of the executive compensation disclosure.
The principal elements of our executive compensation program are base salary, annual cash incentives, other personal benefits and perquisites, post-termination severance, equity-based interests, and a long-term incentive plan. Our other personal benefits and perquisites consist of life insurance benefits and car allowances. The named executive officers are also eligible to participate in our 401(k) plan and our company-wide employee benefit health and welfare programs.
Compensation Program Objectives and Philosophy
General Philosophy
Our compensation philosophy is designed to provide a total compensation package to our executive officers that is competitive within the building materials industry and enables us to attract, retain, and motivate the appropriate talent for long-term success. In determining whether the components of our compensation packages, including salary and target bonus percentages, are competitive within the industry, we conduct informal, internal reviews of other building material companies that file public reports with the SEC to obtain a general understanding of such companies’ compensation practices. During the year ended December 31, 2010, the Compensation Committee retained a compensation consultant to evaluate the total compensation packages for our executive officers. As a result of this compensation consultant’s analysis, the Chief Executive Officer’s and the Chief Financial Officer’s base salaries were adjusted to market rates effective January 2011. We did not utilize the services of a compensation consultant for the years ended December 31, 2012 or 2011, but did utilize a compensation consultant again during 2013. The 2013 compensation consultant evaluated our long-term compensation programs for our executive officers and assessed the adequacy of these programs compared to other public equity companies in light of our 2013 initial public offering. These peer public companies evaluated by the consultant included but were not limited to Masco Corporation, Owens Corning, Louisiana-Pacific Corporation, Builders Firstsource, Inc., and Associated Materials, LLC. The consultant made certain long-term compensation plan recommendations that are being considered by the Company, but no such changes were implemented during 2013. We may continue to utilize a compensation consultant in future periods as necessary. The compensation consultant that was retained in 2010 and 2013 did not perform any other services for the Company.
We believe that total compensation should be reflective of individual performance, which we evaluate based on the executive’s achievement of individual performance targets, such as increasing operational efficiencies and successfully meeting budget, product development and customer focused initiatives, but should also vary with our performance in achieving financial and non-financial objectives, thus rewarding the attainment of these objectives. We align compensation levels commensurate with responsibilities and experience of the respective executive officers. We balance these compensation levels with our risk management policies to mitigate any conflicts of interest. We also weight executive officers’ base salaries, incentive amounts, and equity awards in a manner intended to minimize risk-taking incentives that could have a detrimental effect on us.
The components of total compensation for our executive officers are as follows:

•	Base salary
In general. We provide the opportunity for our named executive officers and other executives to earn a competitive annual base salary. We provide this opportunity to attract and retain an appropriate caliber of talent for these positions and to provide a base wage that is not subject to our performance risk, as are other elements of our compensation, such as the annual cash incentive awards, equity interests, and long-term incentive awards described below. Base salaries of our named executive officers are only one component of our named executive officers’ compensation packages and will not substitute for our incentive awards.

Our President and Chief Executive Officer, Gary E. Robinette, reviews the base salaries for our named executive officers, other than the President and Chief Executive Officer, in November and December of each year with any recommended increases being based on our overall performance as well as the individual’s performance and responsibilities, which we believe to be consistent with our philosophy of rewarding both strong individual and Company performance. After this review, any salary increases for the executive officers other than the President and Chief Executive Officer are recommended by our President and Chief Executive Officer to our Compensation Committee and board of directors for approval. The base salary for our President and Chief Executive Officer is determined by the Compensation Committee of our board of directors, but will not be less than $530,000 per year.

•	Annual cash incentive awards
In general.  We provide the opportunity for our named executive officers to earn an annual cash incentive award based upon our performance as well as the executive’s individual performance. We provide this opportunity to attract and retain an appropriate caliber of talent for these positions and to motivate executives to achieve our financial goals. We believe that providing these annual incentives is consistent with our objective of providing compensation that varies with our performance in achieving financial and non-financial objectives.
2013 target award opportunities.  For 2013, a target bonus was established for each named executive officer, and the amount of the bonus earned was based on the Company’s meeting or exceeding the performance metrics established by the Compensation Committee, which were assigned different weights as described below. The percentage of an executive’s target bonus to be earned depended on the percentage of each target performance metric achieved based on a schedule established by the Compensation Committee. For each component of the bonus formula, achievement of 100% of the target would have resulted in earning 100% of the portion of the executive’s target bonus that is based on that metric. A maximum level of achievement was established for each performance metric, and achievement at or above the maximum would have resulted in earning 150% of the portion of the executive’s target bonus that is based on that metric. A threshold level of performance was established for each metric, below which no portion of the executive’s target bonus that is based on that metric would have been earned. Achievement at the threshold for a given metric would have resulted in earning between 25% and 50%, varying by metric, of the portion of the executive’s target bonus that is based on that metric. In the event of achievement of a given metric between the threshold and the target, or between the target and the maximum, the percentage of the portion of the executive’s target bonus that is based on that metric was determined by linear interpolation from the threshold and the target, or the target and the maximum, as applicable, in accordance with the schedule established by the Compensation Committee. The weighting of each performance target by segment is described in the following table.

	Adjusted EBITDA	Market Share	Innovation	Expense Reduction
Siding, Fencing and Stone	80%	10%	10%	—
Windows and Doors	80%	10%	10%	—
Corporate	80%	—	10%	10%
For 2013, the bonus opportunities for Messrs. Robinette, Wayne, Poe and Schmoll were based on achievement of the Corporate metrics. For Mr. Buckley, the 2013 bonus opportunities were based on the Siding, Fencing and Stone segment.
(i) Adjusted EBITDA targets (80% of total bonus for Siding, Fencing and Stone segment, Windows and Doors segment, and Corporate) – For purposes of measuring annual cash incentives, we defined “adjusted EBITDA” as net income (loss) plus interest expense (net of interest income), provision (benefit) for income taxes, depreciation and amortization, non-cash loss (gain) on modification or extinguishment of debt, amortization of non-cash write-off of the portion of excess purchase price from acquisitions allocated to inventories, environmental remediation, non-cash foreign currency gain/(loss), restructuring and integration costs, customer inventory buybacks, acquisition costs, initial public offering costs, tax receivable liability adjustments, impairment charges, and management fees paid under our advisory agreement with an affiliate of the CI Partnerships. We established adjusted EBITDA targets for each of our respective segments and corporate office personnel with a minimum level of adjusted EBITDA required before any target award is achieved. The following table sets forth the established threshold, target and maximum adjusted EBITDA for Siding, Fencing and Stone, Windows and Doors and Corporate, together with actual achievement and the resulting percentage earned for the applicable component of each executive’s bonus.

	Siding, Fencing and Stone	Windows and Doors	Corporate
2013 Threshold	$ 135.5 million	$ 21.0 million	$ 135.0 million
2013 Target	$ 142.6 million	$ 28.0 million	$ 155.5 million
2013 Maximum	$ 156.9 million	$ 35.1 million	$ 171.1 million
2013 Actual	$ 134.6 million	$ (8.4) million	$ 117.5 million
Percentage of Bonus Component Earned	0%	0%	0%
(ii) Market share (10% of total bonus for Siding, Fencing and Stone segment and Windows and Doors segment) – The market share growth criteria were measured based upon relative market share holdings compared from 2012 to 2013 for the respective segments. The following table sets forth the established threshold, target and maximum market share gains for Siding, Fencing and Stone and Windows and Doors, together with actual achievement and the resulting percentage earned for the applicable component of each executive’s bonus.

	Siding, Fencing and Stone	Windows and Doors
2013 Threshold	$ 18.6 million	$ 37.4 million
2013 Target	$ 24.8 million	$ 49.8 million
2013 Maximum	$ 37.2 million	$ 62.3 million
2013 Actual	$ 1.0 million	$ 37.1 million
Percentage of Bonus Component Earned	0%	0%
(iii) Innovation (10% of total bonus for Siding, Fencing and Stone segment, Windows and Doors segment, and Corporate)  – The innovation criteria were achieved if the Company effectively pursued new product opportunities or new operating processes or procedures based on a ratings scale designed to measure creative thinking.  Based on a review of the innovation achievements of new product development and process improvements, no groups were able to achieve the minimum target bonus level for 2013.
(iv) Expense reduction (10% of total bonus for Corporate) – The expense reduction criteria were achieved if corporate expenditures were less than budgeted Corporate expenditures of approximately $16.0 million. Threshold expense reduction was set at $125,000, at which the executives would have earned 50% of the portion of their target bonus that is based on Corporate expense reduction. Target expense reduction was set at $250,000, at which the executives would have earned 100% of the portion of their target bonus that is based on Corporate expense reduction. A maximum expense reduction was set at $500,000, at or above which the executives would have earned 150% of the portion of their target bonus that is based on Corporate expense reduction. Actual corporate expenditures were not reduced by the minimum threshold amount of $125,000; therefore, 0% of the target was achieved.
The following table summarizes the percentage of target achieved with respect to each component of the executives’ bonuses based on actual 2013 performance.

	Percentage of Target Bonus (EBITDA) (i)	Percentage of Target Bonus (Market share) (ii)	Percentage of Target Bonus (Innovation) (iv)	Percentage of Target Bonus (Expense Reduction) (v)
Siding, Fencing and Stone	0%	0%	0%	N/A
Windows and Doors	0%	0%	0%	N/A
Corporate	0%	N/A	0%	0%

Depending upon each named executive officer’s responsibilities, a target award opportunity was established as a percentage of the individual officer’s base salary. The target cash incentive opportunity percentage of base salary for each individual officer is established based upon the position within the Company and is comparable to like positions within our Company. Prior to the beginning of the year, Mr. Robinette reviewed our annual cash incentive plans, the performance measures and resulting awards with our Compensation Committee and our board of directors. For the year ended December 31, 2013, annual target cash incentive opportunities for the named executive officers were 100% of base salary for Mr. Robinette and 75% of base salary for Messrs. Poe, Wayne, Buckley, and Schmoll. Based on the 2013 incentives above, the aforementioned named executive officers did not earn any bonuses in respect of 2013 performance.

•	Perquisites and other personal benefits
In general.  We provide the opportunity for our named executive officers to receive certain perquisites and other personal benefits, including car allowances and Company-paid life insurance premiums. We provide these benefits as an additional useful benefit for our executives, and we believe that providing these benefits is essential to our ability to remain competitive in the general marketplace for attracting and retaining executive talent. For the year ended December 31, 2013, we provided personal benefits and perquisites, including car allowances and Company-paid life insurance premiums, to all of our named executive officers, as described below in the “—Summary Compensation Table.”

•	Equity awards
In general. Historically, we have provided the opportunity for our named executive officers to purchase both shares of common stock, par value $.01 per share (“Ply Gem Prime Common Stock”) and senior preferred stock, par value $.01 per share (“Ply Gem Prime Senior Preferred Stock”) in Ply Gem Prime, which was our parent company prior to the initial public offering. As a result of the initial public offering in May 2013, Ply Gem Prime Holdings, Inc. merged into Ply Gem Holdings Inc. with Ply Gem Holdings Inc. being the surviving entity. In connection with the offering and reorganization, all of the preferred stock of Ply Gem Prime (including the subordinated debt of Ply Gem Prime that was converted into preferred stock) was converted into a number of shares of Ply Gem Holdings common stock based on the initial offering price. As a result, all future equity awards, if any, made to executive officers will be in the common stock of Ply Gem Holdings. Our executive officers also have the ability at their discretion to purchase shares of Ply Gem Holdings common stock subject to any blackout periods.
We believe that it is vital to our Company to provide our named executive officers with the opportunity to hold an equity interest in our business. We believe that equity ownership among executives aligns management’s interests with those of stockholders and provides long-term incentives for the executives. Our named executive officers have a significant impact on the long-term performance of the Company, so this opportunity is intended to motivate them to improve the overall value of the business. Providing an equity component to our compensation program has allowed the executives to hold an ownership interest that has mirrored that held by non-employee investors in our Company and motivated and rewarded the executives for achieving financial objectives. We also believe that our management equity ownership structure promotes the retention of key management and that providing an equity component of compensation is consistent with our compensation objectives of rewarding executives through performance-based compensation and attracting and retaining an appropriate caliber of talent.
Stock options. Historically, we granted the named executive officers options to purchase shares of Ply Gem Prime Common Stock pursuant to the Ply Gem Prime Holdings, Inc. 2004 Stock Option Plan. In connection with the initial public offering and reorganization, options to purchase shares of common stock of Ply Gem Prime were converted into options to purchase shares of our common stock with adjustments to the number of shares and the per share exercise prices to reflect the merger. The 2004 Stock Option Plan expired with respect to the ability to grant new awards as of February 12, 2014.
Long term incentive plan
During the year ended December 31, 2011, the Company finalized the LTIP, a long term incentive plan, for certain employees including our named executive officers at the discretion of the Compensation Committee. The purpose of the LTIP is to give the Company a competitive edge in attracting, retaining, and motivating employees, directors, and consultants and to provide the Company with a stock plan providing incentives directly related to increases in the Company’s stockholder value. The Compensation Committee administers the LTIP and has the authority to determine the terms and conditions of any agreements evidencing any awards granted under the LTIP. The Compensation Committee will have full discretion to administer and interpret the LTIP, to adopt such rules, regulations and procedures as it deems necessary or advisable and to determine among other things the time or times at which the awards may be exercised, and whether and under what circumstances an award may be exercised. The LTIP has a term of ten years, and no further awards may be granted after the expiration of the term.
Under the LTIP, the Compensation Committee may grant awards of nonqualified stock options, incentive (qualified) stock options, stock appreciation rights, restricted stock awards, restricted stock units, stock bonus awards, performance compensation awards or any combination of the foregoing.

In the event of a change in control (as defined in the LTIP), the board of directors, in its sole discretion, may provide that all outstanding options and equity (other than performance compensation awards) issued under the LTIP will vest fully and performance compensation awards will vest, as determined by the Compensation Committee, based on the level of attainment of the specified performance goals. The Compensation Committee may, in its discretion, cancel outstanding awards and pay the value of the awards to the participants in connection with a change in control.
A combined cash and equity-based performance bonus program was implemented under the LTIP in 2011 to retain the named executive officers through the downturn in the housing market and ensure consistency with the executive team. The target bonus percentages were established at the following levels based on a review of broad-based third-party surveys in order for us to obtain an understanding of current compensation practices relating to long-term incentives for named executive officers in similar roles and with similar responsibilities:

Long-term incentive plan Target bonus percentage of base salary
Mr. Robinette	300%
Mr. Poe	150%
Mr. Wayne	200%
Mr. Buckley	150%
Mr. Schmoll	150%
The program implemented under the LTIP has two separate components:
Performance bonus (50% of long-term incentive bonus) – The performance bonus component vests over a two-year period, with the first potential payment in January 2013 based on the initial 2011 grant. The performance bonus can be paid in either cash or stock. A participant in the plan is required to be an employee at the time of the payment in order to receive the award. For 2013 grants, the performance criterion is 90% of targeted EBITDA for the following combined two fiscal years (2013 and 2014 for 2013 grants). For the years ended December 31, 2013, 2012 and 2011, the performance bonus portion of the LTIP was not achieved.
Restricted stock (50% of long-term incentive bonus) – The restricted stock component vests over a three year period with the first vesting date in January 2014 since the plan was incepted in 2011. The participants in the plan are required to be an employee at the time of the payment in order to receive the award. In 2014 and 2015, an appropriate number of shares of restricted stock or common stock or cash will be provided to eligible participants, including named executive officers, equating to the 50% restricted stock component based on the fair value of the stock.
Employment Agreements and Retention Agreements
President and Chief Executive Officer
CEO Employment Agreement
In October 2006, Mr. Robinette joined the Company and was appointed as our President and Chief Executive Officer. In connection with such appointment, Mr. Robinette entered into an employment agreement with us, pursuant to which we have agreed to pay him an annual base salary of not less than $530,000 and an annual cash incentive target of 100% of base salary. The previous employment agreement expired during 2011, and a new employment agreement was finalized between the Company and the President and Chief Executive Officer during November 2011, which extended the term of his agreement by three years.
CEO Retention Agreement
During November 2011, the Company finalized a retention agreement with Mr. Robinette for his continued services through December 31, 2014, at which point Mr. Robinette would be entitled to receive a one-time, lump-sum cash bonus of $2,000,000. The board of directors determined the bonus to be a reasonable and necessary amount to retain Mr. Robinette’s services and remain competitive in the marketplace for executive talent. We provided this retention opportunity to Mr. Robinette because we believe that Mr. Robinette’s experience and talent are necessary to guide us through the depressed residential housing and repair and remodeling markets.

CEO IPO bonus agreement
In May 2013, in consideration of Mr. Robinette’s efforts towards the successful completion of the Company’s public offering, and in lieu of any benefits that he may have received under the tax receivable agreement but for the repurchase of his shares by Ply Gem Prime. During the fourth quarter of 2011, Ply Gem Prime entered into a stock repurchase agreement with the Company’s Chief Executive Officer providing for the repurchase of 125,660 shares of common stock of Ply Gem Prime for $12.6 million. Our Compensation Committee determined it to be in the Company’s best interests to award Mr. Robinette the opportunity to earn a one-time cash bonus equal to $1.5 million upon the successful completion of its public offering on or prior to December 31, 2013, subject to his continued employment with the Company through such date. Such bonus was paid in a lump sum upon the successful completion of the Company’s public offering during 2013.
Chief Financial Officer
During November 2011, the Company finalized a new retention agreement with Mr. Poe for his continued services through December 31, 2014, at which point Mr. Poe would be entitled to receive a one-time, lump-sum cash bonus of $700,000. The board of directors determined the bonus to be a reasonable and necessary amount to retain Mr. Poe’s services and remain competitive in the marketplace for executive talent. We provided this retention opportunity to Mr. Poe because his prior retention arrangement was paid out and we believe that Mr. Poe’s experience and talent remain necessary to guide us through the depressed residential housing and repair and remodeling markets. In May 2013, in consideration of Mr. Poe’s efforts towards the successful completion of the Company’s public offering, Mr. Poe was provided with a one-time cash bonus equal to $100,000.
Post-Termination Severance
We provide the opportunity for certain of our named executive officers to be protected under the severance provisions contained within their retention agreements and, for Mr. Robinette, his employment agreement, by providing salary continuation if employment is terminated under certain circumstances (two years for Mr. Robinette and one year for our other named executive officers). If the payment of severance to Mr. Robinette causes him to become subject to the golden parachute excise tax rules under Section 280G and 4999 of the Code, then we will pay him a gross-up amount so that after all taxes are paid on the gross-up, he will have enough funds remaining to pay the excise tax imposed on the severance payments. We provide this opportunity to attract and retain an appropriate caliber of talent for the position. These retention agreements and Mr. Robinette’s employment and retention agreements were approved by our Compensation Committee and board of directors, and the terms of these agreements can be found in individual agreements that have been filed as exhibits to the registration statement of which this prospectus forms a part. We believe that the terms of our retention agreements and of Mr. Robinette’s employment agreement and amended retention agreement are consistent with the provisions and benefit levels of other companies based upon reviewing disclosures made by those companies with the SEC in order to obtain a general understanding of current compensation practices. We believe that the arrangements and benefits opportunity contained within our retention agreements and Mr. Robinette’s employment agreement are reasonable and allow us to remain competitive in the general marketplace for executive talent. These arrangements are described in detail in “—Termination or change in Control Arrangements for 2013” below. The employment agreement between Mr. Robinette and the Company establishes the terms of his employment including salary and benefits, annual cash incentive award target and severance provisions in the event of a termination of Mr. Robinette’s employment.
The following table shows information concerning the annual compensation during 2013 for services provided to us by our President and Chief Executive Officer, our Vice President and Chief Financial Officer and our three other most highly compensated executive officers.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Bonus ($) (2)	Stock Awards (3)	Option Awards ($)(4)	Non-equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total ($)
Gary E. Robinette	2013	$800,000		$1,500,000	$1,200,000	$—	$—	$30,627	$3,530,627
President, Chief Executive Officer, & Vice Chairman of the Board	2012	700,000		—	1,050,000	—	693,000	30,046	2,473,046
	2011	700,000		3,000,000	1,050,000	5,261,100	70,000	35,527	10,116,627

Shawn K. Poe	2013	400,000		100,000	300,000	—	—	32,746	832,746
Vice President & Chief Financial Officer	2012	350,000		—	262,500	—	259,875	31,474	903,849
	2011	350,000		650,000	262,500	—	26,250	33,354	1,322,104

John Wayne	2013	512,500		—	512,500	—	—	32,656	1,057,656
Executive Vice President & Chief Operating Officer	2012	458,580	(1)	—	301,574	200,560	520,125	151,913	1,632,752
	2011	394,165			291,375	—	216,752	31,642	933,934

John Buckley	2013	328,000		—	246,000	—	—	32,301	606,301
President, Siding, Fencing and Stone	2012	282,032	(1)	—	83,948	320,896	286,647	30,357	1,003,880

David N. Schmoll	2013	277,380		—	208,035	—	—	32,703	518,118
Sr. Vice President, Human Resources	2012	268,000		—	201,000	—	198,990	34,204	702,194
	2011	262,604		—	194,063	—	27,258	33,341	517,266
__________________________________________

(1)
In connection with Mr. Wayne’s appointment as Executive Vice President and Chief Operating Officer, his annual base salary was increased to $500,000. In connection with Mr. Buckley’s appointment as President, Siding, Fencing and Stone, his annual base salary was increased to $320,000. The amount in this table reflects the actual base salaries paid to them during the year.

(2)
The amounts in this column for 2013 represent one-time bonuses related to the successful completion of the initial public offering as well as for Mr. Robinette the benefits that he would have received under the tax receivable agreement but for the repurchase of his shares during 2011. The amounts in this column for 2011 represent retention cash payments made in accordance with these executive officers 2011 retention agreements.

(3)
The amounts in this column for 2013 represent the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, of the restricted stock portion of the long-term incentive plan 2013 grants. At the end of the vesting period, restricted stock or cash will be provided equating to the fixed dollar value of the grant varying by the then determined fair value of the restricted stock. This long term incentive plan is described in the “General Philosophy” section above.

(4)
For the years ended December 31, 2013, 2012, and 2011, the amounts in this column represent the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718 made during each respective year. Refer to Note 12 to the consolidated financial statements for a discussion of the assumptions made in the valuation.

(5)
The amounts in this column represent performance-based cash bonuses earned for services rendered during 2013, 2012, and 2011. These incentive bonuses are described in the “Compensation Discussion and Analysis—Annual Cash Incentive Awards” section above.

(6)	The amounts in this column with respect to 2013 consist of the following items for each named executive officer shown below:

(1)	Gary E. Robinette: $18,480 car allowance, $4,497 insurance premiums, and $7,650 company 401(k) contributions.

(2)	Shawn K. Poe: $14,400 car allowance, $10,696 insurance premiums, and $7,650 company 401(k) contributions.

(3)	John Wayne: $16,200 car allowance, $10,754 insurance premiums, and $5,702 company 401(k) contributions.

(4)	John Buckley: $14,400 car allowance, $10,539 insurance premiums, and $7,362 company 401(k) contributions.

(5)	David N. Schmoll: $14,400 car allowance, $10,653 insurance premiums, and $7,650 company 401(k) contributions.

Grants of Plan-Based Awards for 2013

			Estimated Future Payouts Under Non-equity Incentive Plan Awards(1)		All Other Stock Awards(2)	Option Awards: Number of Securities Underlying Options (#)(3)	Exercise Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (3)
Name	Award	Grant Date	Target	Maximum

Gary E. Robinette	Long-term incentive plan	November 1, 2013	$1,200,000	$—	$1,200,000	$—	$—	$—
	Annual incentive plan	N/A	800,000	1,200,000	—	—	—	—

Shawn K. Poe	Long-term incentive plan	November 1, 2013	300,000	—	300,000	—	—	—
	Annual incentive plan	N/A	300,000	450,000	—	—	—	—

John Wayne	Long-term incentive plan	November 1, 2013	512,500	—	512,500	—	—	—
	Annual incentive plan	N/A	384,375	576,563	—	—	—	—

John Buckley	Long-term incentive plan	November 1, 2013	246,000	—	246,000	—	—	—
	Annual incentive plan	N/A	246,000	369,000	—	—	—	—

David N. Schmoll	Long-term incentive plan	November 1, 2013	208,035	—	208,035	—	—	—
	Annual incentive plan	N/A	208,035	312,053	—	—	—	—

(1)
These amounts represent the target payout amounts for the performance portion of the long-term incentive plan awards and the target and maximum payouts for the incentive plan granted to each named executive officer in 2013.

(2)
These amounts represent the restricted stock portion of the long-term incentive plan grant for each named executive officer when the stock vests after three years. The dollar amount of the payout is fixed at grant and will be paid in three years in a variable amount of restricted stock or Common Stock or cash for this service component of the long-term incentive plan. The first award was paid in cash in January 2014.

(3)	These amounts represent stock options granted to each of the named executive officers.

Outstanding Equity Awards at Fiscal Year-End for 2013

Name	Number of securities underlying unexercised options (#) exercisable(1)	Number of securities underlying unexercised options (#) unexercisable (1)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)(2)	Market value of shares or units of stock that have not vested ($)(3)

Gary E. Robinette	31,850	—	$12.35	October 1, 2018	183,028	$3,300,000
	46,628	31,085	$12.35	April 28, 2020	—	—
	485,710	485,710	$15.44	November 11, 2021	—	—
Shawn K. Poe	9,734	—	$12.35	October 1, 2018	45,757	825,000
	38,857	25,904	$12.35	April 28, 2020	—	—
John Wayne	20,827	—	$12.35	October 1, 2018	61,312	1,105,449
	97,142	—	$12.35	December 5, 2018	—	—
	6,477	25,904	$15.44	December 11, 2022	—	—
John Buckley	12,953	—	$12.35	October 1, 2018	22,842	411,848
	12,952	3,238	$12.35	December 14, 2019	—	—
	10,362	41,447	$15.44	December 11, 2022	—	—
David N. Schmoll	187,808	—	$12.35	July 9, 2017	33,450	603,098
	952	—	$12.35	October 1, 2018	—	—

(1)
Each option becomes vested and exercisable with respect to 20% of the shares covered by the option on each of the first five anniversaries of the grant date, excluding Mr. Robinette’s November 2011 grant, which vests 25% on each of the following dates: July 2012, July 2013, July 2014, and July 2015.

(2)
The stock awards set forth in this table represent restricted stock awards described in the long-term incentive plan section above. The actual number of shares eligible to vest in 2014 and 2015 will be a number with an aggregate fair market value equal to the fixed dollar amount in the column to the immediate right, and the share numbers in this column were calculated by dividing that fixed number by $18.03, the fair market value of one share of our common stock as of December 31, 2013.

(3)
The market value represents the fixed liability related to the long-term incentive plan to be settled in January 2014 and January 2015 with a variable amount of restricted stock or common stock based on the fair value of the stock at that time.

Termination or Change in Control Arrangements for 2013
Each of the named executive officers is entitled to certain payments and benefits in the event that his employment is terminated by the Company without “cause” or he resigns following a “material adverse change.” The following chart quantifies these payments and benefits:

Name	Years	Severance ($)(1)	Benefits ($)	Bonus ($)(2)	Total ($)
Employment Agreement:
Gary E. Robinette	2	$1,600,000	$4,497	$800,000	$2,404,497
Retention Agreements:
Shawn K. Poe	1	400,000	10,696	300,000	710,696
John Wayne	1	512,500	10,754	384,375	907,629
John Buckley	1	328,000	10,539	246,000	584,539
David N. Schmoll	1	277,380	10,653	208,035	496,068

(1)
As described in the narrative below, the severance arrangement is payable over a two-year salary continuation period for Mr. Robinette and a one-year salary continuation period for the other named executive officers.

(2)
No portion of the performance measures for the year ended December 31, 2013, was achieved. As a result, the amounts in this column represent the target amounts for the annual management incentive plan bonuses.

Pursuant to the terms of the stock option and LTIP award agreements with our named executive officers, each of the named executive officers is entitled to certain accelerated vesting benefits in respect of his stock options and LTIP awards upon the occurrence of a change in control of the Company or certain other corporate transactions. Specifically, (i) upon the occurrence of certain shareholder "liquidity events," all or a portion of each executive's stock options would vest to the extent necessary such that the vested percentage of such options would equal the percentage of shares that a holder of common stock would be permitted to sell in connection with such liquidity event, and (ii) upon a change in control of the Company, each executive's awards under the LTIP would vest and settle in full at the target amount of such awards. In the event that either such event had occurred as of December 31, 2013, the value of the executives' awards subject to accelerated vesting, based on our closing share price of $18.03 as of such date, would have been (i) for Mr. Robinette, $1,434,557 in respect of his stock options and $3,300,000 in respect of his LTIP awards; (ii) for Mr. Poe, $147,135 in respect of his stock options and $825,000 in respect of his LTIP awards; (iii) for Mr. Wayne, $67,091 in respect of his stock options and $1,105,449 in respect of his LTIP awards; (iv) for Mr. Buckley, $125,740 in respect of his stock options and $411,848 in respect of his LTIP awards; and (v) for Mr. Schmoll, $0 in respect of his stock options and $603,098 in respect of his LTIP awards.

In addition, upon a termination of employment by the Company without "cause" or by the executive following a "material adverse change," the executive would vest in a prorated portion of his LTIP awards at target. In the event that a qualifying termination had occurred as of December 31, 2013, the value of the executives' awards subject to accelerated vesting, based on our closing share price of $18.03 as of such date, would have been (i) for Mr. Robinette, $1,842,308; (ii) for Mr. Poe, $460,577; (iii) for Mr. Wayne, $531,847; (iv) for Mr. Buckley, $156,788; and (iv) for Mr. Schmoll, $344,066.

Mr. Robinette’s employment agreement and the retention agreements for each of Messrs. Wayne, Poe, Buckley, and Schmoll provide that the officer will receive payments and benefits if he is terminated without “cause” or resigns following a “material adverse change.” “Cause” means certain failures to perform duties after demand by the board of directors or obey the board of directors or a senior executive of the Company, a material act of dishonesty in connection with executive duties, or conviction of a felony, a fraudulent or dishonest misdemeanor or a civil judgment for fraud.
“Material adverse change” is defined in Mr. Robinette’s employment agreement as an assignment of duties inconsistent with his position, reduction of salary or target bonus or Company action that would deny him any material employee benefit without his consent. “Material adverse change” in the retention agreements for the other named executive officers is defined the same as in Mr. Robinette’s employment agreement; however, it does not include a reduction in target bonus, but does include a requirement that the executive be based more than 50 miles from his current office location, as well as any Company breach of any provision of the retention agreement.
To receive any payments or benefits in connection with a termination for cause or material adverse change, the executive must release certain claims against the Company. In addition, the executive must comply with certain restrictive covenants, including a covenant not to compete with our business for two years following termination in the case of Mr. Robinette and one year following termination in the case of all other executives. The restrictive covenants also prohibit the executives from soliciting our employees for two years following termination in the case of Mr. Robinette and one year following termination in the case of all other executives. The covenants also prohibit disclosure of our confidential information and the mailing of disparaging statements about the Company and our people.
Mr. Robinette’s current employment agreement provides that he will receive an amount equal to two years of his base salary at the time of termination, plus medical insurance benefit coverage paid over the 24 months following termination. If Mr. Robinette dies or becomes disabled prior to December 31, 2014, he will be paid a pro rata portion of the $2,000,000 retention payment described above under “—Compensation Discussion and Analysis—Employment Agreements and Retention Agreements—President and Chief Executive Officer.”
For the named executive officers other than Mr. Robinette, if the named executive officer’s employment is terminated during the year, the officer is eligible to receive an amount equal to one year of base salary at the rate at the time of termination, paid over a one-year period, plus a pro rata portion of an amount equal to the lesser of the officer’s annual cash incentive award target or the actual cash incentive award that would have been paid under the incentive award plan had the officer been employed at the date that such cash incentive award is actually paid, paid in a lump sum as soon as practicable following the date on which the amount is determined. The named executive officers other than Mr. Robinette are also eligible to receive a lump sum payment equal to a pro rata portion of any annual cash bonus the officer would have received with respect to the year of termination, paid when bonuses are paid to other executives, as well as continuation of medical and dental benefits for one year following termination of employment.
Mr. Poe may be eligible to receive severance in addition to that shown in the table above worth up to one additional year if at the end of the 12 month period following his termination he has not been able to obtain employment providing him with a salary of at least $300,000. If Mr. Poe dies or becomes disabled prior to December 31, 2014, he will be paid a pro rata portion of the $700,000 retention payment described above under “—Compensation Discussion and Analysis—Employment Agreements and Retention Agreements—President and Chief Financial Officer.”
Director Compensation for 2013

Name	Fees earned or paid in cash ($)	Stock awards ($)(1)	Option awards ($)(2)	All other compensation ($)(3)	Total ($)
Frederick Iseman	$—	$—	$—	$—	$—
Robert A. Ferris	—	—	—	—	—
Steven M. Lefkowitz	—	—	—	—	—
John D. Roach	77,500	57,000	—	—	134,500
Michael Haley	75,000	57,000	—	—	132,000
Jeffrey T. Barber	80,000	57,000	—	—	137,000
Timothy T. Hall	—	—	—	—	—

(1)	The amounts in this column represent the aggregate grant date fair value of $60,000 for each of the three awards issued in December 2012 and earned in 2013 less the portion earned in 2012.

(2)	As of December 31, 2013, Mr. Roach, Mr. Haley, and Mr. Barber had 21,166; 22,666; and 16,190 stock options outstanding, respectively.
The Director fees consist of annual amounts for participation on the board of directors as well as participation on the compensation Committee, the Audit Committee, and the Nominating and Governance Committee for certain directors.
During January 2013, the Company issued 600 restricted shares of common stock of Ply Gem Prime to each of three members of the board of directors (Mr. Roach, Mr. Haley, and Mr. Barber). These shares became fully vested during 2013 and were converted into 3,886 shares of our common stock after the initial public offering.
Compensation Committee Report

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis with management, and based on the review and discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our annual report on Form 10-K for the fiscal year ended December 31, 2013.
Compensation Committee Members
Steven M. Lefkowitz (Chair)
Robert A. Ferris
Timothy T. Hall
John D. Roach

PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION
We are providing our stockholders with the opportunity to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules.
As described in detail in the CD&A section above, our compensation philosophy is designed to provide a total compensation package to our named executive officers that is competitive within the building materials industry and enables us to attract, retain, and motivate the appropriate talent for long-term success. Our executive compensation programs are substantially tied to the achievement of our key business objectives and are therefore aligned with stockholder interests. We seek to make compensation decisions within the structure of our risk management policies to mitigate any conflicts of interest and believe that our pay structure appropriately motivates executives without exposing the Company to excessive risk.
We ask that you support the compensation of our named executive officers as disclosed in our CD&A and the accompanying tables contained in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:
“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s proxy statement for the 2014 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, Summary Compensation Table and the other related tables and narrative disclosure.”
Because your vote is advisory, it will not bind us, the Compensation Committee or our Board. However, our Board and our Compensation Committee value the opinions of our stockholders and will review the voting results and take them into consideration when making future decisions regarding our executive compensation programs and policies.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE
APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS,
AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE
COMPENSATION DISCLOSURE RULES OF THE SEC.

REPORT OF THE AUDIT COMMITTEE
Management is responsible for the Company’s financial reporting process, including establishing and maintaining disclosure controls and procedures, establishing and maintaining internal control over financial reporting, evaluating the effectiveness of disclosure controls and procedures, evaluating and expressing an opinion on the effectiveness of internal control and the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America.
Ernst & Young LLP ("Ernst & Young") is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America. The Audit Committee’s responsibility is to monitor, evaluate and oversee these processes. The Audit Committee members are not employees of the Company, and are not professional accountants or auditors. The Audit Committee’s primary purpose is to assist the Board to fulfill its oversight responsibilities by reviewing the financial information provided to stockholders and others, the systems of internal controls that management has established to preserve the Company’s assets and the audit process. It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews or procedures or to determine that the Company’s financial statements are complete and accurate and in accordance with accounting principles generally accepted in the United States of America. The Audit Committee has reviewed and discussed the audited financial statements with management. In giving the Audit Committee’s recommendation to the Board, it has relied on management’s representations that the consolidated financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of the independent registered public accounting firm, Ernst & Young, included in its report on the Company’s consolidated financial statements.
The Audit Committee is responsible for the appointment, subject to stockholder ratification, of the Company’s independent registered public accounting firm. A majority of the members of the Audit Committee are independent as defined by Section 303A of the NYSE Listed Company Manual (as permitted by Section 303A of the NYSE Listed Company Manual) and, by May 22, 2014, all of the members of the Audit Committee will be independent as defined by Section 303A of the NYSE Listed Company Manual.
In this context, the Audit Committee has reviewed and discussed management’s report on the effectiveness of the Company’s internal control over financial reporting as well as Ernst & Young’s report related to its audit of the consolidated financial statements with management. The Audit Committee has discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Audit Committee has received from Ernst & Young the written disclosures and the letter from the independent registered accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young its independence. The Audit Committee also considered whether Ernst & Young’s provision of non-audit services to the Company is compatible with Ernst & Young’s independence. Ernst & Young advised the Audit Committee that Ernst & Young was and continues to be independent accountants with respect to the Company.
The Audit Committee discussed with Ernst & Young the overall scope and plans for its audits. The Audit Committee has met with Ernst & Young, with and without management present, to discuss the results of its examinations, the evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.
Based upon the Audit Committee’s discussions with management and Ernst & Young, the Audit Committee’s review of the representations of management and the report of Ernst & Young to the Audit Committee, the Audit Committee recommended that the Board include the audited consolidated financial statements in the Company’s Form 10-K for the year ended December 31, 2013 filed with the SEC.
Audit Committee Members
Jeffrey T. Barber (Chair)
Michael Haley
Timothy T. Hall
John D. Roach

PROPOSAL 3: ADVISORY VOTE ON THE
FREQUENCY OF AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are also providing our stockholders with the opportunity to indicate how frequently the Company should seek an advisory vote on the compensation of our named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules. By voting on this Proposal 3, stockholders may indicate, on an advisory (non-binding) basis, whether they would prefer an advisory vote on named executive officer compensation to occur every year, every two years or every three years. Stockholders may also abstain from voting on this proposal.
After careful consideration of this Proposal, the Board has determined that an advisory vote on executive compensation that occurs every year (an annual vote) is the most appropriate alternative, and therefore our Board recommends that you vote for a one-year interval for the advisory vote on executive compensation. Stockholders are not voting to approve or disapprove the Board’s recommendation.
In formulating its recommendation, the Board considered that an annual advisory vote on executive compensation will allow our stockholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year. Additionally, an annual advisory vote on executive compensation is consistent with our policy of seeking input from, and engaging in discussions with, our stockholders on corporate governance matters and our executive compensation philosophy, policies and practices on a routine basis. We understand that our stockholders may have different views as to what is the best approach, and we look forward to hearing from our stockholders on this Proposal.
You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, or three years, or abstain from voting.
The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be considered the frequency for the advisory vote on executive compensation that has been selected by stockholders even if such option did not receive a majority of the votes. However, because this vote is advisory and not binding on the board of directors or the Company in any way, the Board may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by our stockholders.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE OPTION OF EVERY ONE YEAR (ANNUAL) AS THE FREQUENCY WITH WHICH STOCKHOLDERS ARE PROVIDED AN ADVISORY VOTE ON EXECUTIVE COMPENSATION.

PROPOSAL 4: RATIFICATION OF THE
SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Independent Registered Public Accounting Firm
The Board proposes and recommends that the stockholders ratify the appointment of Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2014.
Ernst & Young LLP served as our principal independent registered public accounting firm for 2013. Representatives from Ernst & Young LLP will be present at the Annual Meeting, will be given the opportunity to make a statement if they so desire and are expected to be available to respond to any appropriate questions.
Audit and Related Fees
The following table sets forth the aggregate fees billed to us by the independent registered public accounting firm, Ernst & Young LLP, for services rendered during fiscal years 2013 and 2012, respectively.

(Amounts in thousands)	2013	2012
Audit Fees (1)	$2,127	$1,029
Audit-Related Fees (2)	—	—
Tax Fees (3)	—	—
All Other Fees	—	—
Total Fees	$2,127	$1,029
_______________
(1) Audit fees consist of the aggregate fees billed for professional services rendered for: (i) the audit of our annual financial statements included in our Annual Report on Form 10-K and a review of financial statements included in our Quarterly Reports on Form 10-Q, (ii) the filing of our registration statements, including our Registration Statement on Form S-1 related to our initial public offering, (iii) accounting consultations and (iv) audit procedures for acquisitions.
(2) Audit-related fees consist primarily of fees paid for due diligence and accounting consultation.
(3) Tax fees consist primarily of fees paid for tax compliance and consultation.
Our audit committee has a policy to pre-approve all audit and non-audit services provided by our independent registered public accounting firm prior to the engagement of our independent registered public accounting firm each year with respect to such services. All of the services of Ernst & Young LLP for 2013 and 2012 described in the table above were pre-approved by the audit committee.

THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2014.

SECURITY OWNERSHIP AND OTHER MATTERS
Security Ownership of Certain Beneficial Owners and Management

The table below sets forth, as of March 14, 2014, information with respect to the beneficial ownership of our common stock by:

•	each of our directors and director nominees and each of the executive officers named in the Summary Compensation Table under “Executive Compensation Disclosure;”

•	each person who is known to be the beneficial owner of more than 5% of any class or series of our capital stock; and

•	all of our directors and executive officers as a group.
The amounts and percentages of common stock beneficially owned are reported on the basis of the regulations of the SEC governing the determination of beneficial ownership of securities. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

Name and address of beneficial owner(1)	Number of Shares of Common Stock Beneficially Owned	Percent of Class
5% Stockholders
Caxton-Iseman (Ply Gem), L.P.(2)(3)(4)	9,985,631	14.7%
Caxton-Iseman (Ply Gem) II, L.P.(2)(3)(4)	35,709,612	52.7%
JP Morgan Chase & Co.(5)	3,559,204	5.2%
Directors, Nominees and Named Executive Officers
Frederick J. Iseman(2)(3)(6)	45,695,243	67.4%
Robert A. Ferris	—	—
Steven M. Lefkowitz(2)(3)(7)	45,705,243	67.4%
Gary E. Robinette(8)	579,730	*
Shawn K. Poe(9)	338,991	*
John Wayne(10)	359,162	*
John Buckley(11)	102,013	*
David Schmoll(12)	221,232	*
John D. Roach(13)	68,303	*
Michael Haley(14)	107,786	*
Jeffrey Barber(15)	20,724	*
Timothy Hall	—	—
Mary K. Rinehart	—	—
Janice E. Stipp	—	—
All Directors and Executive Officers as a Group (13 persons)(16)	47,650,032	69.1%

* Less than 1%.

(1)	Unless otherwise indicated, the address of each person listed in this table is c/o Ply Gem Holdings, Inc., 5020 Weston Parkway, Suite 400, Cary, North Carolina, 27513.

(2)
Under the terms of the Stockholders Agreement, the Pre-IPO Stockholders have agreed to vote their shares of common stock as directed by the CI Partnerships. As a result, the CI Partnerships and Messrs. Iseman and Lefkowitz may be deemed to beneficially own 69.3% of our common stock. The CI Partnerships and Messrs. Iseman and Lefkowitz disclaim beneficial ownership of any shares of common stock held by the other parties to the Stockholders Agreement. See “Corporate Governance—Certain Relationships and Related Party Transactions—Stockholders Agreement.”

(3)	Address is c/o CI Capital Partners LLC, 500 Park Avenue, New York, New York 10022.

(4)	Rajaconda Holdings, Inc. is the general partner of each of the CI Partnerships and is deemed to beneficially own the shares held by the CI Partnerships.

(5)
Based solely on information contained in a Schedule 13G filed with the SEC on January 30, 2014 by JPMorgan Chase & Co. According to the Schedule 13G, JPMorgan Chase & Co. has sole voting power over 3,409,184 shares of Common Stock and sole dispositive power over 3,559,204 shares of Common Stock. Address is 270 Park Ave., New York, NY 10017.

(6)
By virtue of his indirect control of the CI Partnerships, Mr. Iseman shares voting and investment power over the shares of our common stock held by the CI Partnerships and is deemed to beneficially own the shares of common stock held by those entities. Mr. Iseman disclaims beneficial ownership of the shares beneficially owned by the CI Partnerships except to the extent of his pecuniary interest therein.

(7)
By virtue of being a director of Rajaconda Holdings, Inc., Mr. Lefkowitz shares voting and investment power over the shares of our common stock held by the CI Partnerships and is deemed to beneficially own the shares of common stock held by the CI Partnerships. Mr. Lefkowitz disclaims beneficial ownership of the shares beneficially owned by the CI Partnerships except to the extent of his pecuniary interest therein.

(8)
Includes options to purchase 579,730 shares of common stock that are vested and exercisable or will become vested and exercisable within 60 days. Mr. Robinette disclaims beneficial ownership of any shares of common stock held by the other parties to the stockholders agreement. See “Certain Relationships and Related Party Transactions—Stockholders Agreement.”

(9)
Includes options to purchase 61,543 shares of common stock that are vested and exercisable or will become vested and exercisable within 60 days. Mr. Poe disclaims beneficial ownership of any shares of common stock held by the other parties to the stockholders agreement. See “Corporate Governance—Certain Relationships and Related Party Transactions—Stockholders Agreement.”

(10)
Includes options to purchase 124,446 shares of common stock that are vested and exercisable or will become vested and exercisable within 60 days. Mr. Wayne disclaims beneficial ownership of any shares of common stock held by the other parties to the stockholders agreement. See “Corporate Governance—Certain Relationships and Related Party Transactions—Stockholders Agreement.”

(11)
Includes options to purchase 36,267 shares of common stock that are vested and exercisable or will become vested and exercisable within 60 days. Mr. Buckley disclaims beneficial ownership of any shares of common stock held by the other parties to the stockholders agreement. See “Corporate Governance—Certain Relationships and Related Party Transactions—Stockholders Agreement.”

(12)
Includes options to purchase 188,760 shares of common stock that are vested and exercisable or will become vested and exercisable within 60 days. Mr. Schmoll disclaims beneficial ownership of any shares of common stock held by the other parties to the stockholders agreement. See “Corporate Governance—Certain Relationships and Related Party Transactions—Stockholders Agreement.”

(13)	Includes options to purchase 21,166 shares of common stock that are vested and exercisable or will become vested and exercisable within 60 days.

(14)	Includes options to purchase 22,666 shares of common stock that are vested and exercisable or will become vested and exercisable within 60 days.

(15)	Includes options to purchase 12,952 shares of common stock that are vested and exercisable or will become vested and exercisable within 60 days.

(16)	Includes options to purchase 1,182,235 shares of common stock that are vested and exercisable or will become vested and exercisable within 60 days.
Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act generally requires our directors, executive officers and persons who own more than 10% of our Common Stock to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. Directors, executive officers and greater than 10% stockholders are required by SEC rules to furnish us with copies of Section 16(a) forms they file. We believe that all of our directors, executive officers and greater than 10% beneficial owners complied with all filing requirements applicable to them in 2013, with the exception of one late Form 3 filed by Mr. Steinhafel.

Securities Authorized for Issuance under Equity Compensation Plans

The Following table show the securities authorized for issuance under the Company’s equity compensation plans as of December 31, 2013.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	3,285,750	$11.04	3,500,000
Equity compensation plans not approved by security holders	—	—	—
Total	3,285,750	$11.04	3,500,000

Stockholder Proposals for the 2015 Annual Meeting

From time to time, stockholders present proposals, which may be proper subject for inclusion in the proxy statement and for consideration at the next annual meeting of stockholders. Any stockholder who desires to bring a proposal at our 2015 Annual Meeting of Stockholders without including such proposal in our proxy statement must deliver written notice thereof to our Secretary no earlier than January 14, 2015 and no later than February 13, 2015. We must receive stockholder proposals intended to be included in the 2015 proxy statement no later than November 28, 2014 at 5:00 p.m. Eastern Time. The stockholder proposals must otherwise comply with the requirements of Rule 14a-8 promulgated by the SEC under the Exchange Act.
If a stockholder proposal is not properly submitted for inclusion in the 2015 proxy statement pursuant to the requirements described above (but otherwise complies with the advance notice provisions of our By-laws), management will be permitted to vote proxies in its discretion if it advises stockholders in the 2015 proxy statement about the nature of the matter and how management intends to vote on such matter.
Annual Report

Stockholders will receive with this proxy statement a copy of the 2013 Annual Report. Stockholders may request additional copies in writing to the following address:
Ply Gem Holdings, Inc.
5020 Weston Parkway, Suite 400
Cary, North Carolina 27513
Attn: Shawn K. Poe, Secretary

Delivery of Proxy Statement, Annual Report or Notice of Internet Availability of Materials

We may satisfy SEC rules regarding delivery of our proxy materials, including our proxy statement, or delivery of the Notice by delivering a single copy of these documents to an address shared by two or more stockholders. This process is known as “householding.” To the extent we have done so, we have delivered only one set of proxy materials or one Notice, as applicable, to stockholders who share an address with another stockholder, unless contrary instructions were received prior to the mailing date.

We undertake to deliver promptly upon written or oral request a separate copy of our proxy statement, our 2013 Annual Report and/or our Notice, as requested, to a stockholder at a shared address to which a single copy of these documents was delivered. To make such a request, please contact our Secretary at the address set forth in the section immediately above entitled “Annual Report” or by calling our offices at 919-677-3901. If your Common Stock is held by a brokerage firm or bank and you prefer to receive separate copies of our proxy statement, our 2013 Annual Report or the Notice, either now or in the future, please contact your brokerage or bank. If your brokerage or bank is unable or unwilling to assist you, please contact us as indicated above.
Stockholders sharing an address who are receiving multiple copies of proxy materials and who want to receive a single copy of our annual reports, proxy statements and/or our Notices may do so by contacting our Secretary at the address set forth in the section immediately above entitled “Annual Report” or by calling our offices at 919-677-3901.
Other Business

The Board does not know of any other matter that will come before the Annual Meeting other than those described in this proxy statement. If any other matters properly come up before the Annual Meeting or any postponement or adjournment thereof, the persons named in the form of proxy intend to vote all proxies in accordance with their judgment on such matters.

We make available, free of charge on our website, all of our filings that are made electronically with the SEC, including Forms 10-K, 10-Q and 8-K. To access these filings, go to our website (www.plygem.com) and click on “Filings” under the “Investor relations” heading.

PLY GEM

BUILDING PRODUCTS. BUILDING SUCCESS.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions up until 11:59 p.m. (EDT) on May 13, 2014. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by Ply Gem Holdings, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards, notices of Internet availability and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M70919-P50908 — KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PLY GEM HOLDINGS, INC.

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Frederick J. Iseman
02) Mary K. Rhinehart
03) Janice E. Stipp

The Board of Directors recommends that you vote FOR proposal 2:

	For	Against	Abstain
2. To approve, by non-binding advisory vote, the compensation of the Company's named executive officers.	☐	☐	☐

The Board of Directors recommends a vote for every "One Year" on the following proposal:

	1 Year	2 Years	3 Years	Abstain
3. To recommend by non-binding vote, the frequency of the advisory vote regarding the compensation of the Company's named executive officers.	☐	☐	☐	☐

The Board of Directors recommends that you vote FOR proposal 4:

For address changes or comments, please mark this box and write them on the reverse side where indicated. ☐

Please indicate if you plan to attend this meeting. ☐ Yes ☐ No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, trustee, guardian or other fiduciary, please give full title as such. Joint owners must each sign. If shares are held by a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] ______ Date ______

Signature (Joint Owners) ______ Date ______

PLY GEM

BUILDING PRODUCTS. BUILDING SUCCESS.

(Not Transferable)

Annual Meeting Admission Ticket
(and meeting information)
2014 Annual Meeting of Stockholders
10:00 a.m. (EDT), Wednesday, May 14, 2014
Embassy Suites Hotel
201 Harrison Oaks Boulevard
Cary, NC 27513

Please present this admission ticket and photo identification to gain admittance to the meeting. This ticket admits only the stockholder listed on the reverse side and is not transferable.

M70920-P50908

PLY GEM HOLDINGS, INC.
2014 ANNUAL MEETING OF STOCKHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF PLY GEM HOLDINGS, INC. FOR
THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 14, 2014

The undersigned hereby appoints Gary E. Robinette, Shawn K. Poe and Timothy D. Johnson, and each of them, with full power of substitution, as lawful agents and proxies, to vote all the shares of common stock of Ply Gem Holdings, Inc. (the "Company") that the undersigned is entitled to vote at the 2014 Annual Meeting of Stockholders of the Company to be held at the Embassy Suites Hotel, 201 Harrison Oaks Boulevard, Cary, NC 27513 on May 14, 2014, and any adjournment or postponement thereof, upon the matters set forth herein, and in their discretion upon such other matters as may properly come before the meeting.

This proxy, if signed, dated and returned, will be voted as specified on the reverse side by the undersigned. **If this proxy is signed, dated and returned without specifications, the shares will be voted FOR the election of each of the director nominees listed on the reverse side (proposal 1), FOR proposals 2 and 4, and FOR an annual vote for proposal 3.**

All proxies previously given or executed by the undersigned with respect to the shares of common stock represented by this proxy are hereby revoked. The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement for the 2014 Annual Meeting of Stockholders, and the Company's 2013 Annual Report to Stockholders.

IMPORTANT - This proxy must be signed and dated on the reverse side.

If you vote by the Internet, please DO NOT mail back this proxy card.
Proxies submitted by the Internet must be received by 11:59 p.m. (EDT) on May 13, 2014.

Address Changes/Comments: ______________________________

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side